MANAGEMENT'S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Three month period and year ended December 31, 2020

This management's discussion and analysis ("MD&A") is current to March 18, 2021 and is management's assessment of the operations and the financial results of CGX Energy Inc. ("CGX" or the "Company"). All figures are in United States dollars, unless otherwise stated. This MD&A should be read in conjunction with the Company's audited consolidated financial statements and the related notes for the years ended December 31, 2020 and 2019.

Unless indicated otherwise, all financial data in this MD&A has been prepared in accordance with International Financial Reporting Standards ("IFRS") issued by the International Accounting Standards Board ("IASB") and interpretations of the International Financial Reporting Interpretations Committee ("IFRIC").

Additional information relevant to the Company's activities can be found on SEDAR at www.sedar.com or the Company's website at www.cgxenergy.com.

Forward-Looking Statements

This MD&A contains forward-looking statements that are not historical in nature and involve risks and uncertainties. Forward-looking statements are not guarantees as to CGX's future results as there are inherent difficulties in predicting future results. Accordingly, actual results could differ materially from those expressed or implied in the forward-looking statements.

This MD&A contain certain statements or disclosures relating to the Company that are based on the expectations of its management as well as assumptions made by and information currently available to the Company which may constitute forward-looking statements or information ("forward-looking statements") under applicable securities laws. All such statements and disclosures, other than those of historical fact, which address activities, events, outcomes, results or developments that the Company anticipates or expects may, or will occur in the future (in whole or in part) should be considered forward-looking statements. In some cases, forward-looking statements can be identified by the use of the words "assume", "believe", "continue", "estimate", "expect", "forward", "future", "lead", "may", "plan", "potential", "prospect", "will", "would" and other similar words suggesting future outcomes or statements regarding an outlook.

In particular, but without limiting the foregoing, this MD&A contains forward-looking statements pertaining to the following: the Company's exploration and development activities; expenditures; infrastructure projects, including road refurbishment and the Port and Logistics Yard (each as defined herein); the Company's leads and drilling prospects in respect of its various oil and natural gas interests; governmental and regulatory approvals and agreements; global coronavirus pandemic ("COVID-19"); trends in financial and commodities markets; the Company's future performance, operations, liquidity and financial condition, including its ability to continue as a going concern; and the scope, duration, and reoccurrence of any epidemics or pandemics (including specifically the coronavirus disease 2019 (COVID-19) pandemic) and the actions taken by third parties, including, but not limited to, governmental authorities, contractors, and suppliers, in response to such epidemics or pandemics.

In addition, statements relating to resources are deemed to be forward-looking statements as they involve the implied assessment, based on certain estimates and assumptions, that the resources described exist in the quantities predicted or estimated and can be profitably produced in the future.

The forward-looking statements contained in this MD&A reflect several material factors and expectations and assumptions of the Company including, without limitation: prevailing and future commodity prices and currency exchange rates; applicable royalty rates and tax laws; interest rates; future well production rates and reserve volumes; operating costs, the timing of receipt of regulatory approvals; success obtained in exploration, development and production activities; anticipated timing and results of capital expenditures; the sufficiency of budgeted capital expenditures in carrying out planned activities; the timing, location and extent of future drilling operations; the state of the global, Guyanese, Surinamese and other economies; the state of the oil and natural gas exploration and production industry; the availability and cost of financing, labour and services; and ability to market crude oil and natural gas.

In particular, except where otherwise stated, the Company has assumed a continuation of existing business operations on substantially the same basis as exists at the time of filing of this MD&A.

The Company believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct. The forward-looking statements included in this MD&A are not guarantees of future performance and should not be unduly relied upon. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements including, without limitation: risks associated with the onshore and offshore oil and natural gas industry in general such as operational risks in development, exploration and production; risks associated with international operations; delays or changes in plans with respect to exploration or development projects or capital expenditures; uncertainty of estimates and projections relating to reserves, resources, production, revenues, costs and expenses; risks associated with the construction, development and operations of a deep water port; health, safety and environmental risks; commodity price and exchange rate fluctuations; interest rate fluctuations; marketing and transportation; environmental risks; competition; incorrect assessment of the value of acquisitions; ability to access sufficient capital from internal and external sources; failure to obtain required regulatory and other approvals; changes in legislation, including but not limited to tax laws, royalties and environmental regulations; and the effects and impacts of the COVID-19 pandemic as further described herein and supply conflicts among the Organization of Petroleum Exporting Countries and other oil producing countries over production restrictions which impact crude oil prices, the extent and duration of which are uncertain at this time, on the Company's business, general economic and business conditions and markets.

The forward-looking statements contained in this MD&A are made as of the date hereof and the Company undertakes no obligations to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

Readers are cautioned that the foregoing lists of risks, uncertainties and other factors are not exhaustive. The forward-looking statements contained in this MD&A are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements contained in this document or in any other documents filed with Canadian securities regulatory authorities, whether as a result of new information, future events or otherwise, except in accordance with applicable securities laws. The forward-looking statements contained in this document are expressly qualified by this advisory statement.

Boe Conversion

The term "boe" is used in this MD&A. Boe may be misleading, particularly if used in isolation. A boe conversion ratio of cubic feet to barrels is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In this MD&A we have expressed boe using the conversion standard of 6.0 Mcf: 1 bbl.

For further information regarding the presentation of the Company's resource disclosure, please see "Resource Definitions" herein.

Management's Discussion & Analysis	Page 2 of 38
Three month period and year ended December 31, 2020

OVERVIEW

Company Profile

CGX is an oil and gas exploration company headquartered in Toronto, Canada. CGX was incorporated in 1998 for the primary purpose of exploring for hydrocarbons in Guyana, South America. CGX through its subsidiaries holds an interest in three Petroleum Prospecting Licences ("PPLs") and related Petroleum Agreements ("PAs") (known as the Corentyne, Berbice and Demerara Blocks) and a deep water harbor project in Guyana. Upon approval of the Company's proposed relinquishments discussed below, the PPLs will cover approximately 8,138.0 km2 (approximately 5,311,6 net km2) offshore and onshore Guyana.

CGX has four direct subsidiaries: (i) CGX Resources Inc. ("CRI")., a wholly-owned subsidiary, which is incorporated pursuant to the laws of Bahamas; (ii) ON Energy Inc. ("ON Energy"), a corporation subsisting under the laws of Guyana, 62% of the voting shares of which are owned by CGX; (iii) GCIE Holdings Limited ("GCIE"), a wholly-owned subsidiary, which is incorporated pursuant to the laws of Barbados and owns 100% of the shares of Grand Canal Industrial Estates Inc. ("Grand Canal"), a corporation subsisting under the laws of Guyana; and (iv) CGX Energy Management Corp. ("CGMC"), a wholly owned subsidiary, which is incorporated pursuant to the laws of the State of Delaware, USA.

Recent Highlights

Highlights of the recent activities to date of the Company and its subsidiaries include the following:

• In February 2021, CRI received an addendum to the Demerara PA, subject to final documentation, extending the February 12, 2021 deadline for drilling an exploration well on the Demerara block to no later than February 11, 2022.

• In February 2021, ON Energy received an addendum to the Berbice PA, subject to final documentation, constituting an extension and modification to the workplan on the Berbice block, from completing a seismic program by August 12, 2021 to completing a seismic program and commencement of drilling an exploration well no later than June 15, 2022.

• In November 2020, CRI received an addendum to the Corentyne PA extending the November 27, 2020 deadline for drilling an exploration well on the Corentyne block to no later than November 26, 2021.

• CRI as Operator of the Corentyne and Demerara blocks, contracted McDaniel and Associates Consultants Ltd. ("McDaniel"), an independent qualified reserves evaluator, on September 10, 2020 to complete an independent Prospective Resource study and report (the "Resource Report") in respect of the Corentyne North Area, Corentyne Main Area and Demerara Block. The Resource Report was prepared as of August 31, 2020 in accordance with the resource definitions and standards set out in National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities ("NI 51-101") and the Canadian Oil and Gas Evaluation Handbook ("COGEH").

A total of 32 prospects have been identified in both blocks (5 in the Demerara block and 27 in the Corentyne block) with CRI's Net Prospective Resources mean volume of 4,940 MMboe unrisked and 884 MMboe risked.

Management's Discussion & Analysis	Page 3 of 38
Three month period and year ended December 31, 2020

The independent external Resource Report was completed on October 21, 2020 and certain information contained in the Resource Report related to CRI's Net Prospective Resources is summarized below:

Product by Block/Area (4)(5)	CRI's Working Interest Prospective Resources					Risked
	Unrisked (1)(2)					Resources
	WI, %	Low	Median	Mean	High	Mean (3)
Sub-Total Corentyne North
Area
Crude Oil, Mbbl	66.667%	822,253	1,869,504	2,240,604	4,153,754	396,141
Natural Gas, MMcf	66.667%	1,799,515	4,013,660	4,749,552	8,680,777	1,000,776
Condensate, Mbbl	66.667%	58,260	143,657	176,935	339,980	41,697
Barrel of Oil Equivalent,
Mboe (6)		1,180,432	2,682,105	3,209,130	5,940,530	604,634

Sub-Total Corentyne Main
Area
Crude Oil, Mbbl	66.667%	76,820	328,187	500,251	1,153,101	86,703
Natural Gas, MMcf	66.667%	611,173	2,109,047	2,993,385	6,554,714	401,008
Condensate, Mbbl	66.667%	38,495	141,307	210,048	473,256	26,719
Barrel of Oil Equivalent,
Mboe (6)		217,177	821,001	1,209,196	2,718,809	180,257

Sub-Total Demerara Block
Crude Oil, Mbbl	66.667%	126,933	359,434	438,962	857,028	83,347
Natural Gas, MMcf	66.667%	136,849	397,947	500,033	999,333	95,213
Condensate, Mbbl	66.667%	0	0	0	0	0
Barrel of Oil Equivalent,
Mboe (6)		149,741	425,759	522,301	1,023,583	99,216

Total Prospective
Resources, Mboe (6)		1,547,350	3,928,865	4,940,628	9,682,922	884,106

Notes:

1) There is no certainty that any portion of the resources will be discovered. If discovered, there is no certainty that it will be commercially viable to produce any portion of the resources.

(2) The Unrisked Total is not representative of the Portfolio Unrisked Total and is provided to give an indication of the resources range assuming all of the prospects are successful.

(3) All of the prospective resources assigned as part of this assessment have been estimated probabilistically as this is the most appropriate method given the high degree of uncertainty in the various input parameters. Distributions of the various reservoir and fluid parameters were determined, based on parameters from existing wells/discoveries in the area or general worldwide data, and probabilistic calculations of the unrisked OOIP/original gas- in-place ("OGIP") and recoverable resources were prepared for each prospect.

(4) The risked resources have been risked for chance of discovery and chance of development. The chance of development is defined as the probability of a project being commercially viable. Quantifying the chance of development requires consideration of both economic contingencies and other contingencies, such as legal, regulatory, market access, political, social license, internal and external approvals and commitment to project finance and development timing. As many of these factors are extremely difficult to quantify, the chance of development is uncertain and must be used with caution.

(5) McDaniel has determined that the chance of discovery is estimated to be between 18% and 51% and the chance of development between 50% and 70%, based on an evaluation of the risks relevant to the blocks.

(6) Sub-Total and Total are based on the probabilistic aggregation of zones within a prospect and arithmetic aggregation of the individual prospects to the Sub-Total and Total level.

(7) Volumes listed are full life volumes, prior to any cut-offs due to economics.

(8) Based on a Mcf to BOE conversion of 6 to 1.

Resource Definitions

Resource definitions, including those set out below, are as specified by NI 51-101, and the COGEH.

"Resources" encompasses all petroleum quantities that originally existed on or within the earth's crust in naturally occurring accumulations, including discovered and undiscovered (recoverable and unrecoverable) plus quantities already produced.

Management's Discussion & Analysis	Page 4 of 38
Three month period and year ended December 31, 2020

"Prospective Resources" are defined as those quantities of petroleum estimated, as of a given date, to be potentially recoverable from undiscovered accumulations by application of future development projects. Prospective resources have both an associated chance of discovery and a chance of development. Prospective resources are further subdivided in accordance with the level of certainty associated with recoverable estimates assuming their discovery and development and may be sub- classified based on project maturity.

The chance of development is defined as the probability of a project being commercially viable. Quantifying the chance of development requires consideration of both economic contingencies and other contingencies, such as legal, regulatory, market access, political, social license, internal and external approvals and commitment to project finance and development timing. As many of these factors are extremely difficult to quantify, the chance of development is uncertain and must be used with caution.

Estimates of resources always involve uncertainty, and the degree of uncertainty can vary widely between accumulations/projects and over the life of a project. Consequently, estimates of resources should generally be quoted as a range according to the level of confidence associated with the estimates. An understanding of statistical concepts and terminology is essential to understanding the confidence associated with resources definitions and categories.

The range of uncertainty of estimated recoverable volumes may be represented by either deterministic scenarios or a probability distribution. Resources are provided as low, median, mean and high estimates, as follows:

• Low Estimate - This is considered to be a conservative estimate of the quantity that will actually be recovered. It is likely that the actual remaining quantities recovered will exceed the low estimate. If probabilistic methods are used, there should be at least a 90 percent probability (P90) that the quantities actually recovered will equal or exceed the low estimate.

• Median Estimate - Management believes that the median estimate is the best approximation for 'best estimate', which is considered to be the best estimate of the quantity that will actually be recovered. It is equally likely that the actual remaining quantities recovered will be greater or less than the best estimate. If probabilistic methods are used, there should be at least a 50 percent probability (P50) that the quantities actually recovered will equal or exceed the best estimate.

• Mean Estimate - represents the arithmetic average of the expected recoverable volume and is synonymous with expected value. It is the most accurate single point representation of the volume distribution.

• High Estimate - This is considered to be an optimistic estimate of the quantity that will actually be recovered. It is unlikely that the actual remaining quantities recovered will exceed the high estimate. If probabilistic methods are used, there should be at least a 10 percent probability (P10) that the quantities actually recovered will equal or exceed the high estimate.

There is no certainty that any portion of the resources will be discovered. If discovered, there is no certainty that it will be commercially viable to produce any portion of the resources.

• CRI contracted a pore pressure analysis of the Corentyne Kawa-1 prospect and the Demerara Makarapan-1 prospect, which was completed by Baker Hughes in September 2020 and October 2020, respectively.

• CRI contracted a Quantitative Interpretation study to further high grade the prospect inventory on the Corentyne block. It was completed in Q3 2020.

Management's Discussion & Analysis	Page 5 of 38
Three month period and year ended December 31, 2020

• In October 2020, CRI entered into an agreement with WesternGeco LLC for reprocessing of 3D seismic acquired over the Demerara Block. The project commenced on November 6, 2020 and is expected to be completed by the end of May 2021. The project is currently 50% complete. The total cost is expected to be $1,065,000.

• Starting in October 2020, Grand Canal, a wholly-owned subsidiary of the Company, entered into various contracts to recommence work on its Berbice Deep Water Port project. Currently, Grand Canal is completely renovating a 3.1 km road leading from the Corentyne Highway to the port. The contract for the road commenced on October 18, 2020 and is expected to be completed at a cost of approximately $703,000. A contract for the construction of a bridge connecting the Corentyne Highway to the road being renovated will be awarded in February 2021 and is expected to be completed at a cost of approximately $450,000. Grand Canal has also entered into contracts for the relocation of utility services along the renovated roadway. Updated engineering designs for the port yard along the Berbice River have been completed, at a cost of $34,840. The tendering of the port yard civil work, restricted to local contractors, has begun. A contract, at a cost of $27,200, has been awarded for the re-design of the dredging of the harbor to enable both Handymax Vessels and Offshore Support Vessels to access the port, so that the expanded port project can handle both oil and gas offshore operations support as well as agricultural and general cargo. A contract at a cost of $42,500 has been awarded for an updated marketing study and revenue model for the expanded scope of the port project. A contract at a cost of approximately $25,000 has been awarded for the review of the engineering design of the laydown yard, new road and new bridge. Engineering design of a new alternate access road from the Eastern Access Roadway of the Berbice Bridge to the port site and new connecting bridge across the Grand Canal is expected to be completed by mid-2021.

• CRI contracted PGS Geophysical AS ("PGS") to provide acquisition and processing of a full broadband marine 3D seismic survey over a northern segment of the Corentyne Block located offshore Guyana. The seismic acquisition was completed on November 2, 2019 and produced seismic data covering approximately 582 km2 of the northern portion of the Corentyne Block. PGS completed Time (PreStack Time Migration) and Depth (PreStack Depth Migration) processing of these data on June 5, 2020.

• CRI has completed a preliminary evaluation of the recently processed 3D seismic data and has identified two highly prospective large channel/fan complexes. These complexes are located in the northern region of the Corentyne Block and interpreted to contain multiple high potential prospects. These prospects are in close proximity to the Stabroek Block, offshore Guyana and Block 58, offshore Suriname. Exxon and partners have announced discoveries in the Stabroek block, including Pluma, Haimara, Tilapia, Yellowtail, Tripletail, Mako, Uaru, and Redtail, all between 2 and 10 miles from the North Corentyne prospects. In Block 58, Apache and partners have announced the Maka Central, Kwaskwasi, Sapakara West and Keskesi East discoveries which lie 7 to 20 miles from the border of the northern region of the Corentyne Block.

• The prospects mapped in the Northern Corentyne Block are interpreted to be at the same geological interval as the nearby significant discoveries already proven in the Stabroek Block and Block 58. The discoveries in Stabroek and Block 58 are largely stratigraphic, and the same holds true for the Corentyne prospects. These prospects also share the same proven, hydrocarbon source kitchen as recent discoveries, greatly reducing the source and migration risk into Northern Corentyne. The prospects in Northern Corentyne have been mapped across the Upper Cretaceous, Santonian, and Miocene intervals. Work is ongoing to rank these prospects and to further reduce geological risk when possible. These prospects are located in 500 to 3,600 feet of water and at drilling depths of 11,000 to 21,700 feet True Vertical Depth Subsea ("TVDSS").

• The current high-graded prospect identified in the northern region of the Corentyne Block, Kawa, has been named after the iconic Kawa Mountain which overlooks the village of Paramakatoi in the Pakaraima Mountains of Guyana. The primary target is a Santonian age, stratigraphic trap, interpreted to be analogous to the discoveries immediately to the east on Block 58 in Suriname. The Kawa-1 well is anticipated to be drilled to a total depth of approximately 6,500 meters ("m") in a water depth of approximately 370 m. Numerous additional prospects on the northern portion of Corentyne have been identified and are being matured by the Company.

Management's Discussion & Analysis	Page 6 of 38
Three month period and year ended December 31, 2020

• The Company has identified an Aptian stratigraphic prospect on the Demerara Block, named Makarapan, for the Precambrian mountain overlooking the Rupununi Savannahs. The Makarapan-1 well is expected to be drilled in to a total depth of approximately 3,500 meters ("m") in a water depth of approximately 1,000 m. Additional prospects on the Demerara Block are being matured by the company.

• The Company has submitted its proposed 25% acreage relinquishments which are required on each of the Berbice, Corentyne and Demerara blocks to the Guyana Geology and Mines Commission ("GGMC") and the Ministry of Natural Resources and is therefore awaiting the agreement of these agencies on the proposed relinquishment and the final instruments to formally move into the Second Renewal Period of all three Blocks.

• The Company continued to strengthen its board of directors with the additions of Mr. Gabriel de Alba in January 2020 and Professor Mark D. Zoback in February 2021.

• In September 2019, CRI also executed a letter of understanding ("LOU") with Rowan Rigs S.a.r.l. (the "Contractor") regarding the drilling rig contract entered into on December 14, 2018, which required the prepayment of certain costs for the use of the Ralph Coffman offshore jack-up rig. Under the terms of the LOU, the Company has agreed with the Contractor that all operational obligations under the drilling rig contract will be deferred until the parties could enter into an amended agreement. The Company and Rowan did not enter into an amended agreement by the specified date, and as such, on August 10, 2020 the amount of $1.17 million was returned to the JOA parties, of which CRI's net share is approximately $0.7 million.

Update on COVID-19 and Recent Trends

As COVID-19 continues, CGX has continued with its plan to protect the health and safety of its employees and all stakeholders. The Company's alternative working arrangements for employees to work from home in Canada, Guyana and the USA are still in place as countries continue to take measures to limit or reduce spread of the COVID-19.

The Company continues to monitor the COVID-19 related situation and act in accordance with the advice provided by regulatory authorities in all the countries within which it operates.

Financial markets may continue to be volatile in Canada in 2021, reflecting ongoing concerns about the stability of the global economy in light of the COVID-19 global pandemic. Additionally, the global economy and the energy industry have been deeply impacted by the effects of the COVID-19 pandemic and related governmental actions. The COVID-19 pandemic and its unprecedented consequences have amplified, and may continue to amplify, risks related to the market prices of and supply and demand for oil and gas, currency exchange rates; inflation rates; the availability of goods and services; legislative, regulatory, or policy changes or cyberattacks; the impact of health and safety and other governmental regulations; deterioration of the economic, and social conditions in Guyana; the ability to access the capital markets and market-related risks. Given the uncertainty regarding the duration and scope of the COVID-19 pandemic and its prolonged impact on the global economy and the oil and gas industry, there can be no assurance that the pandemic will not materially and adversely affect the Company's business, financial condition, cash flows, and results of operations in the future. Unprecedented uncertainty in the credit markets has also led to increased difficulties in borrowing and or raising funds. The Company continues to be affected by these trends. Given the uncertainty around the future spread or mitigation of COVID-19, the Company cannot reasonably estimate the impact to its future results of operations, cash flows or financial condition. The risk of a resurgence remains high and its potential impact on oil prices and the global economy could result in an economic downturn that could have a material adverse effect on its operations and financial results, cash flow and financial condition of the Company.

The future performance of the Company will depend on the exploration and development of its properties in Guyana. The Company may have difficulties raising equity for the purpose of carrying out exploration and development activities with respect to its Guyana properties, particularly without excessively diluting present shareholders of the Company. See "Risks and Uncertainties".

Management's Discussion & Analysis	Page 7 of 38
Three month period and year ended December 31, 2020

Carrying on Business in Guyana

The exploration activities of CGX are currently conducted in Guyana through its subsidiaries.

Guyana is situated on the northern coast of the South American continent. It is bound on the north by the Atlantic Ocean, on the east by Suriname, on the south-west by Brazil and on the north-west by Venezuela. Guyana's total area is approximately 215,000 km2, slightly smaller than Great Britain. Its coastline is approximately 4.5 feet below sea level at high tide, while its hinterland contains mountains, forests, and savannahs. This topography has endowed Guyana with its extensive network of rivers and creeks as well as a large number of waterfalls. Guyana is endowed with natural resources including fertile agricultural land and rich mineral deposits (including gold, diamonds and semi-precious stones, bauxite and manganese).

Guyana is divided into three counties (Demerara, Essequibo and Berbice) and 10 administrative regions. Georgetown is the capital city of Guyana, the seat of government, the main commercial center, and the principal port. In addition to Georgetown, Guyana has six towns of administrative and commercial importance which are recognized municipal districts; each has its own mayor, council and civic responsibilities.

Guyana is an independent republic headed by the president and National Assembly. Guyana is a member of the British Commonwealth of Nations, with a legal system based for the most part on British Common Law.

The Petroleum Regime in Guyana

Under the Guyana Petroleum Act, PAs, and associated PPLs, for petroleum exploration in Guyana are executed by, and subject to the approval of, the Minister Responsible for Petroleum. Within Guyana, subsurface rights for minerals and petroleum are vested in the state. PAs may address the following matters: (i) granting of requisite licences; (ii) conditions to be included in the granting or renewal of such licences; (iii) procedure and manner with respect to the exercise of Ministerial discretion; and (iv) any matter incidental to or connected with the foregoing.

The GGMC is the statutory body responsible for administering PAs and PPLs for petroleum exploration in Guyana. The GGMC has been charged with the responsibility for managing the nation's mineral resources. In order to obtain a PPL, the licensee must:

• submit a PPL application to the Minister Responsible for Petroleum, including a detailed annual work program and budget; and

• agree to comply with licence conditions stipulated by the Minister Responsible for Petroleum, including conditions stipulated in the applicable governing PA.

A PA and an associated PPL enable the holder to conduct prospecting and exploration activities for petroleum on the subject property in accordance with the terms and conditions of such PA and PPL. A PPL is issued for an initial period not exceeding four years, and is renewable for up to two additional three-year periods. In the event of a discovery, the holder may apply for a 20 year PPL, renewable for a further 10 years.

CGX's PAs and PPLs

Corentyne PA and PPL

On November 27, 2012, CRI was issued a new PPL and PA for the Corentyne block offshore Guyana. On December 15, 2017, the Company was issued an addendum to the November 27, 2012 PA ("COR Addendum I"). Under the terms of the COR Addendum I, the Company's work commitments were modified and the Company relinquished 25% of the original contract area block. Effective May 20, 2019 and as at December 31, 2020 and 2019, the Corentyne PPL and PA is 66.667% owned by CGX Resources. During the year ended December 31, 2019, the CGX Resources received an addendum ("COR Addendum II") to the COR Addendum I on the Corentyne PPL as follows:

Management's Discussion & Analysis	Page 8 of 38
Three month period and year ended December 31, 2020

First Renewal Period, Phase Two (27th November 2017 to 27th November 2019)

"During phase two of the first renewal period, the Company shall complete additional seismic acquisition or seismic processing."

Second Renewal Period, Phase One (27th November 2019 to 26th November 2020)

"During phase one of the second renewal period, the Company shall drill one (1) exploration well."

During the year ended December 31, 2020, the Company received a third addendum ("COR Addendum III") whereby the principal agreement has now been modified as follows:

Second Renewal Period, Phase One (27th November 2019 to 26th November 2021)

"During phase one of the second renewal period, the Company shall drill one (1) exploration well."

As part of the COR Addendum III during the year ended December 31, 2020, the Company has agreed to amend its 54.96 acres lease on the staging facility to reflect acreage containing no more than 30 acres.

The table below outlines CRI's commitments under the Corentyne PA as of the date of the MD&A:

Period	Phase	Exploration Obligation	Dates
First Renewal Period - 3 Years	Phase One - 12 Months	Commence planning to drill 1 exploration well (Completed)	Nov 27, 2016 - Nov 27, 2017

- At the end of phase one of the first renewal period, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production Licence or commit to the work programme in phase 2. (Company has committed to complete work in phase 2)

	Phase Two - 24 Months	Complete additional seismic acquisition or reprocessing (Completed)	Nov 27, 2017 - Nov 27, 2019

- At the end of the first renewal period of three (3) years, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production Licence or relinquish twenty-five (25%) percent of the Contract Area and renew the Petroleum Prospecting Licence for a second period of three (3) years.

Second Renewal Period - 3 Years	Phase One - 12 Months	Drill 1 exploration well	Nov 27, 2019 - Nov 26, 2021

- At the end of phase one of the second renewal period, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production Licence or commit to the work programme in phase 2.

	Phase Two - 24 Months	Drill 1 exploration well	Nov 26, 2021 - Nov 27, 2022

- At the end of the second renewal period of three (3) years, the Company shall relinquish the entire Contract Area except for any Discovery Area, the area contained in any Petroleum Production Licence and any other portion of the Contract Area on which the Minister Responsible for Petroleum agrees to permit the Company to conduct further exploration activities.

In 2020, CRI submitted its proposed 25% acreage relinquishment which are required by the Corentyne PA to the GGMC and the Ministry of Natural Resources and is now awaiting the agreement of these agencies on the acceptance of the proposed relinquishment and final instruments to formally move into the second renewal period of the Corentyne PA.

Demerara PA and PPL

On February 12, 2013, CRI entered into the Demerara PPL and PA covering 3,975 km2, the same area of the former Annex PPL, which was a subset of the Company's original Corentyne PA. On December 15, 2017, CRI was issued an addendum to the February 12, 2013 PA ("DEM Addendum I").

Under the terms of the DEM Addendum I, the Company's work commitments were modified and the Company relinquished 25% of the original contract area block.

Management's Discussion & Analysis	Page 9 of 38
Three month period and year ended December 31, 2020

Subsequent to the year ended December 31, 2020, the Company received an addendum, subject to final documentation, ("DEM Addendum II"), whereby the principal agreement has now been modified as follows:

Second Renewal Period, Phase One (12th February 2020 to 11th February 2022)

"During phase one of the second renewal period, the Company shall drill one (1) exploration well."

The table below outlines CRI's commitments under the Demerara PA as of the date of the MD&A:

Period	Phase	Exploration Obligation	Dates
First Renewal Period - 3 Years	Phase One - 12 Months	Conduct additional data processing and planning for 1st exploration well (Conducted)	Feb 12, 2017 - Feb 12, 2018

- At the end of phase one (1) of the first renewal period, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production Licence or commit to the work programme in phase 2. (Company has commited to complete work in phase 2)

	Phase Two - 24 Months	Complete any additional processing and planning, and secure all regulatory approvals for the drilling of 1st exploration well (Completed)	Feb 12, 2018 - Feb 12, 2020

- At the end of the first renewal period of three (3) years, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production Licence or relinquish twenty-five (25%) percent of the Contract Area and renew the Petroleum Prospecting Licence for a second period of three (3) years.

Second Renewal Period - 3 Years	Phase One - 24 Months	Drill 1 exploration well	Feb 12, 2020 - Feb 11, 2022

- At the end of phase one of the second renewal period, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production Licence or commit to the work programme in phase 2.

	Phase Two - 12 Months	Drill 1 exploration well	Feb 11, 2022 - Feb 12, 2023

- At the end of the second renewal period of three (3) years, the Company shall relinquish the entire Contract Area except for any Discovery Area, the area contained in any Petroleum Production Licence and any other portion of the Contract Area on which the Minister Responsible for Petroleum agrees to permit the Company to conduct further exploration activities.

In 2020, CRI submitted its proposed 25% acreage relinquishment which is required by the Demerara PA to the GGMC and Ministry of Natural Resources and is awaiting the agreement from these agencies on the proposed relinquishment and final instruments to formally move into the Second Renewal Period of the PA.

Berbice PA and PPL

On February 12, 2013, ON Energy entered into the Berbice PPL and PA covering 3,295 km2, the same area as the former Berbice PA issued on October 1, 2003, combined with the onshore portion of the Company's former Corentyne PA. The Berbice PPL is 100% owned by ON Energy, which is owned 62% by CGX. On December 15, 2017, ON Energy was issued an addendum to the February 12, 2013 PA ("BER Addendum I"). Under the terms of the BER Addendum I, the Company's work commitments were modified.

Subsequent to the year ended December 31, 2020, the Company received an addendum, subject to final documentation, ("BER Addendum II"), whereby the principal agreement has now been modified as follows:

Second Renewal Period, Phase One (12th February 2020 to 11th August, 2022)

"During phase one of the second renewal period, the Company shall complete a seismic program and complete all processing and interpretation so as to inform and lead to the drilling of at least one (1) Exploration Well by the June 15, 2022."

Management's Discussion & Analysis	Page 10 of 38
Three month period and year ended December 31, 2020

The table below outlines ON Energy's commitments under the Berbice PA as at of the date of the MD&A:

In 2020, ON Energy submitted its proposed 25% acreage relinquishment which is required by the Berbice PA to the GGMC and Ministry of Natural Resources and is awaiting the agreement from these agencies on the proposed relinquishment and final instruments to formally move into the Second Renewal Period of the PA.

Recent Financings

On December 29, 2020, Frontera Energy Corporation ("Frontera") exercised its 15,009,026 warrants received in connection with the February 2019 Offering for proceeds to the Company of $4,864,028 (C$6,228,746), and as a result of this exercise, 15,009,026 common shares of the Company were issued.

On September 24, 2019, Frontera exercised the conversion feature on its Bridge Loan III and 40,000,000 common shares of the Company were issued at a conversion price of $0.22 (C$0.29) to settle $8,800,000 in convertible debentures.

On February 1, 2019, the Company began an Offering. Pursuant to the Offering, the Company issued to holders of its outstanding common shares of record as at the close of business on February 11, 2019 an aggregate of 116,102,318 transferable Rights to subscribe for, until March 12, 2019, an aggregate of 116,102,318 common shares. Each Right entitled the holder thereof to subscribe for one common share upon payment of the subscription price of C$0.25 (equivalent of approximately $0.1876) per common share prior to the Expiry Date. On March 12, 2019, the Company issued 116,102,318 common shares, the maximum number of common shares available for issuance under the terms of the Offering, based on shareholders' exercise of the basic subscription privilege and the additional subscription privilege, allocated pro-rata, for aggregate gross proceeds to the Company of C$29,025,579 (equivalent of approximately $21,779,530). Frontera provided a Standby Commitment in connection with the Offering, in which Frontera would acquire any common shares available as a result of any unexercised Rights under the Rights Offering, such that CGX was guaranteed to issue 116,102,318 common shares in connection with the Offering. In consideration for the Standby Commitment, Frontera received 5-year Warrants to purchase up to 15,009,026 common shares at an exercise price equal to C$0.415 per common share.

Management's Discussion & Analysis	Page 11 of 38
Three month period and year ended December 31, 2020

On February 7, 2019, to pay the required drilling rig minimum obligation fee of $5,340,000 (covering the mobilization fee, demobilization fee and 30-days of rig time charged at the stand-by rate), Frontera advanced the Company the full amount. Of this amount the Company signed a Promissory Note for $3,115,035, being CRI's share pursuant to the terms of the JV Agreement. The Promissory Note bore interest at a rate of 7% per annum and matured on the earlier of the closing date of the transactions under the farm-out agreement with Frontera or May 28, 2019 and was netted against the $33.3 million signing bonus on the JV Agreement.

On January 30, 2019, the Company amended its Bridge Loan III with Frontera into a non-revolving term facility in an amount of up to $12,939,000, provided that the facility will be automatically reduced by a payment from the Company to a maximum principal amount of $8,800,000 by May 28, 2019. This revised term facility carried an interest rate of up to 7% per annum and matured on September 30, 2019. The $8,800,000 principal amount was convertible at the option of Frontera any time prior to maturity or repayment at a price of $0.22 per share. This conversion option was exercised on September 24, 2019.

GUYANA OPERATIONS

Corentyne PA, Guyana

The original Corentyne PA covered approximately 11,683 km2 under two separate PPLs. The Annex PPL (4,047 km2) was held 100%, as was the offshore portion of the Corentyne PPL (6,070 km2), while the onshore portion of the Corentyne PPL (1,566 km2) was held net 62% by CGX through ON Energy.

The original Corentyne PA was awarded to CRI in 1998, following which CRI began an active exploration program consisting of an 1,800 km 2D seismic acquisition and preparations to drill the Eagle well. The Eagle drilling location in 2000 was inside of Guyana,15 km from the Guyana-Suriname border. However, a border dispute between Guyana and Suriname led to CRI being forced off the Eagle location before drilling could begin. As a result of that incident, all active offshore exploration in Guyana was suspended by CGX and the other operators in the area. On September 17, 2007, the International Tribunal on the Law of the Sea ("ITLOS") awarded a maritime boundary between Guyana and Suriname. In the decision, ITLOS determined that it had the jurisdiction to decide on the merits of the dispute and that the line adopted by ITLOS to delimit the parties' continental shelf and exclusive economic zone follows an unadjusted equidistance line. The arbitration was compulsory and binding. CGX financed a significant portion of Guyana's legal expenses at a cost of $9.8 million. The decision was beneficial for CGX, as it concluded that 93% of CRI's Corentyne PPL would be in Guyana territory.

Because CRI was prevented from gaining unhindered access to a portion of the original Corentyne PPL area during the seven-year resolution, the term of the contract was extended to June 2013.

In 2008, CRI was the first company to commit to acquire 3D seismic in Guyana when it acquired a 505 km2 3D seismic program to enhance its interpretation of its newly defined Eagle Deep prospect, a large stratigraphic trap in the Cretaceous. The cost of the seismic program was approximately $8 million. Processing and interpretation of the 3D seismic was completed in 2009.

Based on the interpretation of the 3D seismic volume and concurrent activities on both sides of the Atlantic margin, CRI interpreted numerous prospects on the Corentyne PPL. The Eagle-1 well spud on February 13, 2012, and was initially budgeted for 60 days of drilling. The well experienced weather delays and mechanical issues which extended operations to 107 days. In May 2012, the Company completed the analyses of the results of its Eagle-1 well which was declared a dry-hole encountering hydrocarbon shows in three formations, however, the potential reservoir sands proved to be water-bearing. CGX recognized the total cost of Eagle-1 well as a dry-hole expense in the consolidated financial statements for the years ended December 31, 2013 and 2012.

On November 27, 2012, CRI received a new Corentyne PA, offshore Guyana, renewable after four years for up to six additional years. The New Corentyne PA applies to the former offshore portion of the Corentyne PPL, covering 6,212 km2.

Management's Discussion & Analysis	Page 12 of 38
Three month period and year ended December 31, 2020

On December 15, 2017, CRI was issued COR Addendum I to the November 27, 2012 PA. Under the terms of the COR Addendum I to the new Corentyne PA beginning November 27, 2017, the Company's work commitments were modified. At the end of the of the first renewal period on or before November 27, 2019, the Company shall relinquish the entire contract area except for any discovery area and the area contained in any PPL or relinquish twenty-five (25%) percent of the contract area and renew the PPL for a second period of three (3) years. CRI relinquished 25% of the area of the Corentyne PPL as a result of entering into COR Addendum I, resulting in a reduction of acreage to 4,709 km2.

On January 30, 2019, CRI and Frontera Energy Guyana Corp ("FEGC') executed Joint Operating Agreements ("JOAs") providing for FEGC to acquire a 33.333% interest in CRI's Corentyne and Demerara PPLs and PAs, in exchange for a $33,333,000 signing bonus. FEGC agreed to pay one-third of the applicable costs plus an additional 8.333% of CRI's direct drilling costs for the initial exploratory commitment wells in the two blocks. The additional 8.333% carry provided shall be subject to a maximum gross amount (including tax and all costs) of (i) $30,000,000 for drilling the first exploratory well under the Corentyne PA and (ii) $40,000,000 for drilling the first exploratory well under the Demerara PA. On May 28, 2019, the transfers of the 33.333% interest in both the Corentyne and Demerara PPL and PA were completed. The transfers are effective May 20, 2019.

In August 2019, CRI was issued COR Addendum II to the November 27, 2012 PA. Under the terms COR Addendum II to the new Corentyne PA beginning November 27, 2017, the work commitments were modified where by the order of its next two commitments under the new Corentyne PA were reversed.

Commencing in October 2019, a 3D seismic survey of 582 km2 was shot on the northern portion of the Corentyne PPL to image an area not previously covered by 3D seismic data adjacent to the recent Pluma and Haimara discoveries on the Stabroek block.

On November 26, 2020, CRI received COR Addendum III whereby the principal agreement has now been modified as follows:

Second Renewal Period, Phase One (27th November 2019 to 26th November 2021)

"During phase one of the second renewal period, the Company shall drill one (1) exploration well."

CRI contracted McDaniel and Associates Consultants Ltd. to complete an independent resource report on September 10, 2020. The resource estimates were prepared in accordance with the resource definitions and standards set out in the NI 51-101 and the COGEH. The report was completed on October 21, 2020. In the McDaniel Report, Net Unrisked Mean of Prospective Resources for 27 oil and gas prospects within the Corentyne PA are 4,418 Mboe and the Net Unrisked Mean of Prospective Resources for 5 oil and gas prospects within the Demerara PA are 522 Mboe.

In 2020, CRI submitted its proposed 25% acreage relinquishment which are required by the Corentyne PA to the GGMC and the Ministry of Natural Resources and is now awaiting the agreement of these agencies on the acceptance of the proposed relinquishment and final instruments to formally move into the second renewal period of the Corentyne PA.

Berbice PA, Guyana

In 2003, CGX, through its 62% owned subsidiary ON Energy, applied for and was granted the Berbice PPL and PA consisting of approximately 1,566.2 km2 adjacent to the Corentyne onshore PPL. On the two onshore PPLs, ON Energy completed aeromag re-interpretation, a geochemical sampling program and a 2D seismic program, to fulfill the minimum work obligations, plus drilled three exploration wells which were assessed to be dry-holes.

On February 12, 2013, the Government of Guyana issued a new Berbice PA and PPL to ON Energy, comprising the former Berbice PA and the onshore portion of the former Corentyne PPL, covering 3,295 km2. Under the terms of the new Berbice PA, during the initial period of four years, ON Energy had an obligation to conduct an airborne survey comprising a minimum of 1,000 km2 and either conduct a 2D seismic survey comprising a minimum of 100 km2 or drill one exploration well.

Management's Discussion & Analysis	Page 13 of 38
Three month period and year ended December 31, 2020

On December 15, 2017, the Company was issued BER Addendum I to the February 12, 2013 PA. Under the terms of the new Berbice PA, during phase two of the first renewal period beginning on August 12, 2018, the Company will (a) complete a geochemical survey of a minimum 120 sq km and (b) commence a seismic program defined by the geochemical survey. In 2018, the Company contracted Exploration Technologies Inc., a Houston, Texas based geochemical survey company, to conduct a geochemical survey on its Berbice PPL, onshore Guyana. The field survey started on October 27, 2018 and was completed on November 4, 2018. A total of 317 sample points and 49 blanks were taken. The survey covered a total area of approximately 391 km2. This satisfied part (a) of phase 2 of the first renewal period commitment to complete a geochemical survey of a minimum of 120 km2.

On February 12, 2021, the Company received BER Addendum II, subject to final documentation, whereby the principal agreement has now been modified as follows:

Second Renewal Period, Phase One (12th February 2020 to 11th August, 2022)

"During phase one of the second renewal renewal period, the Company shall complete a seismic program and complete all processing and interpretation so as to inform and lead to the drilling of at least one (1) Exploration Well by the June 15, 2022."

ON Energy has submitted its proposed 25% acreage relinquishment which is required by the Berbice PA to the GGMC and Ministry of Natural Resources and is awaiting the agreement from these agencies on the proposed relinquishment and final instruments to formally move into the Second Renewal Period of the PA.

Demerara PA, Guyana

On February 12, 2013, the Government of Guyana issued the new Demerara PA and PPL to CRI. The Demerara PA and PPL applies to the former offshore portion of the Annex PPL, covering 3,000 km2, which was a subset of the CRI's original Corentyne PA. Under the terms of the new Demerara PA, during the initial period of four years, CGX had an obligation to conduct a 3D seismic survey of a minimum of 1,000 km2 and to drill one exploration well.

In September 2014, CRI entered into a seismic contract with Prospector PTE. Ltd. ("Prospector") to conduct a 3,116.74 km2 3D seismic survey on the Company's 100% owned Demerara Block as part of its commitments under the Demerara PA and PPL. The aggregate cost of this seismic survey was approximately $19 million with $7 million paid to Prospector by way of issuance of 15,534,310 common shares valued at $0.49 per share, $2.5 million paid in cash thirty days after receipt of their invoice and the remainder of approximately $9.5 million payable in cash twelve months after the conclusion of the seismic survey, being December 2015. As of the date hereof, this amount remains unpaid.

On December 15, 2017, CRI was issued Dem Addendum I to the February 12, 2013 PA. Under the terms of Dem Addendum I to the Demerara PA, during phase two of the first renewal period commencing February 12, 2018, the Company will be required to complete any additional processing and planning, and secure all regulatory approvals for the drilling of first exploration well. At the end of the first renewal period of three (3) years, the Company shall elect either to relinquish the entire contract area except for any discovery area and the area contained in any PPL or relinquish twenty-five (25%) percent of the contract area and renew the PPL for a second period of three (3) years. CRI relinquished 25% of the area of the Demerara PPL as a result of entering into Demerara Addendum I, resulting in a reduction of acreage to 3,001 km2.

On January 30, 2019, CRI and FEGC executed the JOAs providing for FEGC to acquire a 33.333% interest in CRI's Corentyne and Demerara PPLs and PAs, in exchange for a $33,333,000 signing bonus. FEGC agreed to pay one-third of the applicable costs plus an additional 8.333% of CRI's direct drilling costs for the initial exploratory commitment wells in the two blocks. The additional 8.333% carry provided shall be subject to a maximum gross amount (including tax and all costs) of (i) $30,000,000 for drilling the first exploratory well under the Corentyne PA and (ii) $40,000,000 for drilling the first exploratory well under the Demerara PA. On May 28, 2019, the transfers of the 33.333% interest in both the Corentyne and Demerara PPL were completed. The transfers are effective May 20, 2019.

On February 12, 2021, CRI received Dem Addendum II, subject to final documentation, whereby the principal agreement has now been modified as follows:

Management's Discussion & Analysis	Page 14 of 38
Three month period and year ended December 31, 2020

Second Renewal Period, Phase One (12th February 2020 to 11th February 2022)

"During phase one of the second renewal period, the Company shall drill one (1) exploration well."

In 2020, CRI submitted its proposed 25% acreage relinquishment which is required by the Demerara PA to the GGMC and Ministry of Natural Resources and is awaiting the agreement from these agencies on the proposed relinquishment and final instruments to formally move into the Second Renewal Period of the PA.

Contractual Commitments

Further details of the Company's contractual commitments are included in the audited consolidated financial statements for the years ended December 31, 2020 and 2019.

Deep Water Port Facility and Logistics Yard, Guyana

Deep Water Port Facility

CRI acquired a 50 year lease in 2010 (the "Lease"), renewable for an additional term of 50 years, of approximately 55 acres of land situated close to the mouth of the Berbice River on its eastern bank (the "Leased Land"). On November 26, 2020, the Company agreed to amend the Lease to reflect acreage containing no more than 30 acres as part of overall negotiations on COR Addendum III. The relinquishment did not affect Grand Canal's plans for the development of its deep water harbor project.

The lease was originally acquired in 2010 by CRI and was transferred in 2012 to Grand Canal. Grand Canal plans to build a deep water port on the Leased Land (the "Port"). Grand Canal believes that the Leased Land is the most strategic for a deep water port facility servicing the oil and gas and agricultural industries in Guyana and that the port will benefit from its proximity to the oil and gas industry in Guyana and Suriname. The Port, which is located adjacent to Crab Island on the Eastern Bank of the Berbice River, is 4.8 km from the Atlantic Ocean.

Grand Canal expects that the Port will significantly boost local content engagement in the oil and gas sector and add enhanced logistics capacity for import and export, including expandable capacity to accommodate the possibility of increased product flow to and from the southern states of Brazil. Due to its location close to Suriname, the Port's oil and gas support functions will also help to serve the rapidly growing offshore exploration and development activities in that country's oil and gas sector. The Port will also add significant capacity to the agricultural sector, supporting rice, sugar, agro-processing and agricultural materials.

Grand Canal has performed various developmental works on the site, including the installation of vertical drains and geotechnical treatment of the land, the building of access roads and the construction of bridges. Grand Canal has updated engineering designs and is in the bidding process to start civil works in the second quarter of 2021.

The project, with current estimates for a fully developed port involving investment in the range of US$130MM, targets full operation of the oil and gas support base in early 2022 and full operation of the cargo terminal aspects of the port in 2023.

For the year ended December 31, 2020, Grand Canal incurred additions of $1,182,228 (2019 - $70,704) with respect to expenditures to the Port. The funds spent in the current period were $372,904.

Logistics yard

CRI owns a 16 acre plot of land which is accessible to the Deep Water Port site detailed above via approximately 4.5 km of roadway, 3.2 km of which was built and will be renovated including a new bridge in 2021 by Grand Canal. The plot of land has been developed by CRI as a functional, fenced logistics yard, with compacted soil, installation of geotextiles and coverage with gravel and other foundational material. The Logistics Yard is functional and will service the Port until its functions are relocated to the Port a later date.

Management's Discussion & Analysis	Page 15 of 38
Three month period and year ended December 31, 2020

For the year ended December 31, 2020, CRI incurred additions of $Nil (2019 - $199) with respect to expenditures on the logistics yard.

Social Corporate Responsibility

The Company is committed to meeting the highest standards of Environmental, Social and Governance ("ESG") practices across all aspects of the business. In the countries it operates in, CGX is dedicated to promoting sustainable growth as well as support to local communities in Guyana. CGX has begun implementing early-stage social responsibility programs focused on education in Guyana. The Company firmly believes that by providing the younger generation with the valuable skills and education tools needed to succeed, the whole country will benefit from growth and prosperity. CGX's primary ESG goal is to contribute to a sustainable future Guyana. As the petroleum sector continues to develop and thrive, the country will inevitably benefit from the creation of new jobs, economic growth, infrastructure development and education. Within this context, CGX will continue to demonstrate its support and participation through proactive social and corporate responsibility.

RESULTS OF OPERATIONS

Three month period ended December 31, 2020

The Company recorded a net loss of $1,315,855 or $0.00 a share for the three month period ended December 31, 2020, compared with net income of $868,510 or $0.00 a share for the same period in 2019. The differences in the period are as follows:

CGX incurred a foreign exchange gain of $138,520 for the three month period ended December 31, 2020, compared to a gain of $144,496 for the same period in 2019. The difference is due to the changes in the foreign exchange rates from the beginning of the quarter to the end of the quarter on the cash held in Canadian dollars as the Canadian dollar strengthened significantly against the US dollar during the three month periods ended December 31, 2020 and 2019. The exchange rate for Canadian dollars to US dollars at December 31, 2020 was $0.7854 ($0.7699 at December 31, 2019) and $0.7497 at September 31, 2020 ($0.7551 at September 30, 2019).

General and administrative costs decreased by $317,885 to $210,910 in the three month period ended December 31, 2020 from $528,795 for the same period in 2019. These costs decreased primarily as a result of reductions in donations of $250,838. This reduction is donations is due to timing of donation commitments. In December 2019, the Company made a $350,000 donation that will now be made in early 2021.

The Company earned indirect charges from its Joint Venture Partner during the three month period ended December 31, 2020 of $120,811, compared to $348,621 for the same period in 2019. As Operator of the Corentyne and Demerara PPLs starting in 2019, the Company charges the Joint Account to reimburse its indirect costs representing the cost of general assistance and support services provided by the Operator and its Affiliates to the Corentyne and Demerara PAs. The charges are based on total expenditures under the JOAs, with a minimum annual assessment of $200,000 per licence ($166,667 net to CGX).

The Company incurred stock-based compensation during the three month period ended December 31, 2020 of $265,001 compared to $1,565,000 for the same period in 2019. Stock-based compensation expenses are recorded based on the valuation of options using the Black-Scholes model. The expense varies based on the number of options issued and/or vested in the period and the underlying assumptions used in the model.

CGX incurred a loss on revaluation of warrant liability of $441,000 (2019 - gain of $3,052,000) for the three month period ended December 31, 2020. The warrants are recorded as a derivative liability for accounting purposes due to their exercise price being denominated in a currency other than CGX's US dollar functional currency. Warranty liability is booked based on the valuation of warrants using the Black-Scholes model. The liability varies mainly based on the number of warrants outstanding in the period, the current price of CGX's common shares, the volatility used in the calculation, the expected remaining life and the remaining underlying assumptions used in the model. Increases or decreases in the value of the warrant liability result in a gain or loss on revaluation of warrant liability.

Management's Discussion & Analysis	Page 16 of 38
Three month period and year ended December 31, 2020

Year ended December 31, 2020

The Company recorded net loss of $5,496,380 or $0.02 a share for the year ended December 31, 2020, compared with net income $9,232,445 or $0.04 a share for the year ended December 31, 2019. The differences in the period are as follows:

CGX incurred a foreign exchange gain of $20,819 for the year ended December 31, 2020, compared to a gain of $71,220 for the same period in 2019. The difference is due to the lower balances held in Canadian dollars during 2020 compared to 2019 as the Canadian dollar strengthened slightly against the US dollar during the years ended December 31, 2020 and 2019. The exchange rate for Canadian dollars to US dollars at December 31, 2020 was $0.7854 ($0.7699 at December 31, 2019).

General and administrative costs decreased by $539,720 to $586,047 in the year ended December 31, 2020 from $1,125,767 for the same period in 2019. The reduction in general and administrative costs relates to a one-time payment received of $250,000 from a third party to cover reimbursement of costs incurred for storage of property since 2011 and reductions in donations of $354,084 due to timing of donation commitments.

Interest expense decreased by $1,135,572 to $568,896 in the year ended December 31, 2020 from $1,704,468 for the same period in 2019. The interest cost decreased from prior year due to lower balances on related party loans and trade and other payables as a result of the settlement in March 2019 of approximately $18 million with Japan Drilling Co, Ltd and the repayments or conversion of all the Frontera loans during the second and third quarter in 2019. Interest expense in 2020 is related to the agreement with Prospector (see Contingencies, Contractual Obligations, Guarantees and Commitments). This expense is expected to be consistent in the coming year.

Professional fees for the year ended December 31, 2020 were $439,043 compared to $176,983 in the same period in 2019. These fees were higher primarily due to higher legal fees relating to ON Energy, license renewals and general corporate matters in 2020.

Management and consulting fees were comparable, decreasing by $74,527 to $1,608,904 during the year ended December 31, 2020 compared to $1,683,431 for the same period in 2019. These costs are expected to be consistent in the coming year.

The Company earned indirect charges from its Joint Venture Partner during the year ended December 31, 2020 of $133,333 compared to $348,621 for the same period in 2019. As Operator of the Corentyne and Demerara PPLs starting in 2019, the Company charges the Joint Account to reimburse its indirect costs representing the cost of general assistance and support services provided by the Operator and its Affiliates to the Corentyne and Demerara PAs. The charges are based on total expenditures under the JOAs, with a minimum annual assessment of $200,000 ($166,667 net to CGX). These fees are expected to increase in the coming year as a result of expected exploration on the Corentyne and Demerara licences in 2021.

The Company incurred stock-based compensation during year ended December 31, 2020 of $2,793,001 compared to $1,565,000 for the same period in 2019. Stock-based compensation expenses are recorded based on the valuation of options using the Black-Scholes model. The expense varies based on the number of options issued and/or vested in the period and the underlying assumptions used in the model.

CGX incurred a gain on revaluation of warrant liability of $400,000 (2019 - loss of $2,477,000) for the year ended December 31, 2020. The warrants are recorded as a derivative liability for accounting purposes due to their exercise price being denominated in a currency other than CGX's US dollar functional currency. Warrant liability is booked based on the valuation of warrants using the Black-Scholes model. The liability varies mainly based on the number of warrants outstanding in the period, the current price of CGX's common shares, the volatility used in the calculation, the expected remaining life and the remaining underlying assumptions used in the model. Increases or decreases in the value of the warrant liability result in a gain or loss on revaluation of warrant liability. This revaluation is not expected to occur again in 2021.

Management's Discussion & Analysis	Page 17 of 38
Three month period and year ended December 31, 2020

 Selected Consolidated Annual Financial Information

The information below should be read in conjunction with the financial statements for the years ended December 31, 2020, 2019 and 2018 and related notes and other financial information.

Year ended December 31,	2020	2019	2018
	$	$	$
Net Income (Loss)	(5,496,380)	9,232,445	(6,056,361)
Basic and Diluted Income (Loss) Per Share	(0.02)	0.04	(0.05)
Total Assets	39,176,513	39,932,830	38,465,386
Liabilities	14,580,589	21,833,555	59,315,007

Results for the three months ended:

	December 31,	September 30,	June 30,	March 31,
	2020	2020	2020	2020
	$	$	$	$
Net Income (Loss)	(1,315,855)	(1,457,940)	(2,785,246)	62,661
Basic and Diluted Income (Loss) Per Share	(0.00)	(0.01)	(0.01)	0.00

	December 31,	September 30,	June 30,	March 31,
	2019	2019	2019	2019
	$	$	$	$
Net Loss	868,510	(4,755,299)	4,368,848	8,750,38
				6
Basic and Diluted Loss Per Share	0.00	(0.02)	0.02	0.06

CAPITAL RESOURCES, CAPITAL EXPENDITURES AND LIQUIDITY

As at December 31, 2020, the Company's working capital deficiency decreased to $2,388,378 compared to $5,824,100 as at December 31, 2019. In order to meet its short-term and longer-term working capital and property exploration expenditures, the Company must secure further financing through a joint venture, property sale or issuance of equity to ensure that its obligations are properly discharged. There can be no assurance that the Company will be successful in its efforts to arrange additional financing on terms satisfactory to the Company. Please refer to "Going Concern Uncertainty and Management's Plans" for further details.

PROPOSED TRANSACTIONS

None

Going Concern Uncertainty and Management's Plans

The audited consolidated financial statements for the years ended December 31, 2020 and 2019 have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company has a history of operating losses and as at December 31, 2020 had a working capital deficiency of $2,388,378 (2019 - $5,824,100) and an accumulated deficit of $297,856,008 (2019 - $292,359,628). The ability of the Company to continue as a going concern is dependent on securing additional required financing through issuing additional equity, debt instruments, sale of Company assets, obtaining payments associated with a joint venture farm-out, or otherwise. Given the Company's capital commitment requirements under the Company's PPLs outlined in Note 9 to the consolidated financial statements, the Company will not have sufficient cash flow to meet its operating requirements for the 12 month period from the balance sheet date. While the Company has been successful in meeting its working capital requirements in the past, believes in the viability of its strategy and that the actions presently being taken will provide the best opportunity for the Company to continue as a going concern, there can be no assurances to that effect. As a result, there exist material uncertainties which cast significant doubt as to the Company's ability to continue as a going concern.

Management's Discussion & Analysis	Page 18 of 38
Three month period and year ended December 31, 2020

RELATED-PARTY TRANSACTIONS

Under IFRS, parties are considered to be related if one party has the ability to "control" (financially or by share capital) the other party or have significant influence (management) on the other party in making financial, commercial and operational decisions.

The Board approves all related party transactions prior to implementation, engages independent legal counsel, as needed, and meets to deliberate. The Board also reviews the business rationale for any proposed related party transaction and ensures that the transaction is in compliance with applicable securities laws.

The related party transactions listed below were in the normal course of operations and were measured at the exchange amount, which are the amounts of consideration established and agreed to by the related parties.

As at December 31, 2020, Frontera owned approximately 73.85% of the common shares of the Company. Frontera currently holds 212,392,155 common shares of the issued and outstanding shares in the capital of the Company on a non-diluted basis as of March 18, 2021.

In October 2014, the Company entered into a secured bridge loan agreement (the "C$ Bridge Loan") with Frontera in the aggregate principal amount of C$7,500,000 ($6,700,000). The C$ Bridge Loan was a non- revolving term facility. The C$ Bridge Loan accrued interest at an annual rate of 5% per annum.

The activity on the C$ Bridge Loan from related party for the years ended December 31, 2020 and 2019 is as follows:

Year ended December 31,	2020	2019
Opening balance at beginning of year	$-	$6,746,322
Loss (gain) on foreign exchange	-	80,435
Accrued interest on loan from related party	-	136,745
Settled against signing bonus under JOAs	-	(6,963,502)
Total loan from related party	$-	$-

In March 2016, the Company entered into a secured bridge loan agreement (the "Bridge Loan I") with Frontera in the aggregate principal amount of up to $2,000,000. The Bridge Loan I was a non-revolving term facility. The Bridge Loan I accrued interest at an annual rate of 5% per annum.

The activity on the Bridge Loan I from related party for the years ended December 31, 2020 and 2019 is as follows:

Year ended December 31,	2020	2019
Opening balance at beginning of year	$-	$2,332,009
Accrued interest on loan from related party	-	41,371
Settled against signing bonus under JOAs	-	(2,373,380)
Total loan from related party	$-	$-

In October 2016, the Company entered into a secured bridge loan agreement (the "Bridge Loan II") with Frontera in the aggregate principal amount of up to $2,000,000. The Bridge Loan II was a non-revolving term facility. The Bridge Loan II accrued interest at an annual rate of 5% per annum.

The activity on the Bridge Loan II from related party for the years ended December 31, 2020 and 2019 is as follows:

Management's Discussion & Analysis	Page 19 of 38
Three month period and year ended December 31, 2020

Year ended December 31,	2020	2019
Opening balance at beginning of year	$-	$2,168,366
Accrued interest on loan from related party	-	39,609
Settled against signing bonus under JOAs	-	(2,207,975)
Total loan from related party	$-	$-

In April 2017, the Company entered into a secured bridge loan agreement (the "Bridge Loan III") with Frontera. On February 1, 2019, the Company and Frontera amended the Bridge Loan III to a non-revolving term facility in an amount of up to $12,939,000, provided that the facility will be automatically reduced by a payment from the Company to a maximum principal amount of $8,800,000 by May 28, 2019. This revised term facility carried an interest rate of up to 7% per annum and were to mature on September 30, 2019. The $8,800,000 principal amount was convertible into common shares of the Company at the option of Frontera any time prior to maturity or repayment at a price of $0.22 per share. The Bridge Loan III accrued interest at an annual rate of 7% (5% prior to February 1, 2019) per annum. On September 24, 2019, Frontera elected to exercise the conversion feature and 40,000,000 common shares of the Company were issued to settle $8,800,000.

The activity on the Bridge Loan III from related party for the years ended December 31, 2020 and 2019 is as follows:

Year ended December 31,	2020	2019
Opening balance at beginning year	$-	$11,302,528
Loan from related party	-	961,763
Trade and other payables and accrued interest added to loan from related party	-	712,620
Conversion component of convertible debentures	-	(169,000)
Interest accretion	-	169,000
Accrued interest on loan from related party	-	539,355
Accrued interest added to loan from related party	-	(86,375)
Settled against signing bonus under JOAs	-	(4,425,579)
Exercise of conversion feature	-	(8,800,000)
Cash payment of interest	-	(204,312)
Total loan from related party	$-	$-

The Bridge Loan III was classified as a liability, with the exception of the portion relating to the conversion feature, resulting in the carrying value of the Bridge Loan III being less than face value. The discount was accreted over the term of the Bridge Loan III utilizing the effective interest rate method at a 10% discount rate.

In November 2015, the Company entered into a convertible debenture (the "Debenture") with Frontera in the aggregate principal amount of $1,500,000. The Debenture accrues interest at an annual rate of 5% per annum and was repayable in full including all accrued interest in November 2016. This Debenture was convertible into shares of the Company at the option of Frontera at any time prior to November 15, 2016 at a price of C$0.335, which lapsed.

The activity on the Debenture from related party for the years ended December 31, 2020 and 2019 is as follows:

Year ended December 31,	2020	2019
Opening balance at beginning of year	$-	$1,747,618
Accrued interest on loan from related party	-	32,542
Settled against signing bonus under JOAs	-	(1,780,160)
Total Debenture from related party	$-	$-

On February 7, 2019, to pay the required drilling rig minimum obligation fee of $5,340,000 (covering the Company's share of the mobilization fee, demobilization fee and 30-days of rig time charged at the stand- by rate) Frontera advanced the Company the full amount. Of this amount the Company signed a Promissory Note for $3,115,035, being the Company's anticipated share pursuant to the terms of the JOAs.

Management's Discussion & Analysis	Page 20 of 38
Three month period and year ended December 31, 2020

The Promissory Note carried an interest rate of 7% per annum and matured on the earlier of the closing date of the transactions under the farm-out agreement with Frontera or May 28, 2019. On May 28, 2019, the Promissory Note principal plus accrued interest of $63,820 for a total of $3,178,855 was netted against the $33.3 million signing bonus on the JOAs.

The Bridge Loan III was secured by a pledge of the shares in the Company's wholly owned subsidiaries - CRI, GCIE and GGMC. In addition, during the year ended December 31, 2017, GCIE and CGMC signed a guarantee with Frontera for the Bridge Loan III.

The following sets out the details of the Company's related party transactions:

• Frontera provided a standby commitment in connection with the Offering (the "Standby Commitment"), in which Frontera would acquire any common shares available as a result of any unexercised Rights under the Rights Offering, such that CGX was guaranteed to issue 116,102,318 common shares in connection with the Offering. In consideration for the Standby Commitment, Frontera received 5-year warrants to purchase up to 15,009,026 common shares at an exercise price equal to C$0.415 per common share (each a "Warrant"). Since the Offering was oversubscribed, Frontera did not acquire any additional shares under the Standby Commitment.

• Frontera acquired an aggregate of 101,316,916 common shares in connection with the Offering pursuant to the exercise of Rights under the Offering for cash consideration of C$25,329,229 (equivalent of approximately $19,005,950). Officers and directors of the Company acquired an aggregate of 202,859 common shares in connection with the Offering pursuant to the exercise of Rights under the Offering for cash consideration of C$50,715 (equivalent of approximately $38,054).

• On September 24, 2019, Frontera exercised the conversion feature on its Bridge Loan III and 40,000,000 common shares of the Company were issued at a conversion price of $0.22 (C$0.29) to settle $8,800,000 in convertible debentures. The fair value share price on the date of exercise was C$0.77.

• On December 29, 2020, Frontera exercised all the 15,009,026 warrants for proceeds to the Company of $4,864,028 (C$6,228,746), and as a result of this exercise, 15,009,026 common shares of the Company were issued.

Farm in partner over/under call

Under the JOAs, the Company is operator on both the Corentyne and Demerara licences. As operator, the Company makes cash calls from its partner to pay for future licence expenditures. As at December 31, 2020, the Company had a receivable of $149,306 (2019 - $1,701,409 advance) for future exploration on the Corentyne and Demerara licences.

In addition, as operator of the Corentyne and Demerara licences, the Company receives a fee from its partner to reimburse its indirect costs related to operating the licence. This fee is based on total expenditures under the JOAs. During the year ended December 31, 2020, the Company received fees from its farm in partner of $133,333 (2019 - $348,621).

Key Management

Key management includes the Company's directors, officers and any employees with authority and responsibility for planning, directing and controlling the activities of an entity, directly or indirectly. Compensation awarded to key management included:

Year ended December 31,	2020	2019
Short-term employee benefits	$1,475,000	$2,015,000
Share based payments	2,240,000	1,113,000
Total compensation paid to key management	$3,715,000	$3,128,000

Management's Discussion & Analysis	Page 21 of 38
Three month period and year ended December 31, 2020

At December 31, 2020, included in trade and other payables is $246,000 (2019 - $112,000) due as a result of deferred payment of directors' fees. These amounts are unsecured, non-interest bearing and due on demand.

CONTINGENCIES, CONTRACTUAL OBLIGATIONS, GUARANTEES AND COMMITMENTS

In the normal course of business, the Company and its subsidiaries have entered into arrangements and incurred obligations that will affect the Company's future operations and liquidity. These commitments primarily relate to work commitments including seismic and drilling activities under the terms of the PPLs. The Company has discretion regarding the timing of capital spending for work commitments, provided that the work is completed within the periods specified in the PPLs or CRI can negotiate extensions of such periods. Details of these commitments and obligations are discussed above under each of the respective PAs. See notes 8, 9, 10, and 18 to the consolidated financial statements for the years ended December 31, 2020 and 2019 for a complete listing of commitments.

ON Energy

On May 20, 2019, the GGMC informed ON Energy that in accordance with Section (11), Section 15 (2) and 15(2A) of the Anti-Money Laundering and Countering the Financing of Terrorism Act Chapter 10:11 of the Laws of Guyana, all transactions between the GGMC and ON Energy must cease until and unless information of the ownership of GGC Resources Inc. is provided to the Guyana Securities Council ("GSC"). GGC Resources holds 30% of the issued and outstanding shares of ON Energy. The GSC had made prior requests from ON Energy for details on the directors and ownership of GGC Resources. CGX and ON Energy have confirmed previously to the GSC information that was readily available to both entities. However, the matter had not been resolved as at December 31, 2019 as the information was not deemed adequate by the GSC.

As result, on January 22, 2020, ON Energy applied the High Court of the Supreme Court of Judicature of Guyana (the "Court") to convene a meeting of the holders of the ordinary shares of ON Energy. The application to the Court for an order that such meetings be convened was done pursuant to Section 217 of the Companies Act, Cap. 89:01. ON Energy proposed to present to holders of ordinary shares at the Court- ordered meeting a plan to address the shareholding of GGC Resources Inc. to satisfy the requirements of the GGMC and GSC.

On February 28, 2020, the High Court of the Supreme Court of Judicature of Guyana granted the order for ON Energy to convene the meeting of the holders of the ordinary shares of ON Energy.

As per the order granted, a meeting of shareholders of ON Energy was held on May 14, 2020. At this meeting, the shareholders of ON Energy resolved that the issued share capital be reduced from 211,920,000 ordinary shares to 148,110,000 ordinary shares by cancelling the 63,810,000 ordinary shares of ON Energy registered in the name of GGC Resources for a sum equal to the fair value of such shares, which would be deposited into the Account.

On May 20, 2020, an application for court approval of the scheme of arrangement and the cancellation of the ordinary shares of ON Energy held by GGC Resources was made. The matter was heard before the Honourable Justice F. Holder on May 20, 2020, June 30, 2020, August 6, 2020, and September 10, 2020 with his decision reserved. ON Energy is still waiting for the judge's decision, and there is no fixed date as to when that may occur.

Prospector

In July 2018, Prospector filed a request for arbitration against CGX and CRI in the International Chamber of Commerce ('ICC") for repayment of the debt accrued under Seismic Acquisition contract dated September 2014 (and the addendum thereto) for the acquisition of 3D seismic data over a 3,116.74 km2 area in the Demerara Block. Prospector requested that the International Court of Arbitration of the ICC constitute the arbitral tribunal and requested that the tribunal award to Prospector the relief of (i) the amount $12,420,442 being the amount Prospector alleged it was owed as at May 1, 2018, (ii) any interest that will continue to accrue from May 1, 2018 until the date of the award in the amount of 6% per annum based on the Deed of Addendum 1 Agreement (the "Addendum") between CGX Energy and Prospector dated October 3, 2016, (iii) post- award interest in the amount of 6% per annum until payment as per the Addendum, and (iv) cost and reasonable and necessary attorney's fees incurred by Prospector in bringing forward the arbitration (the "Arbitration"). It was subsequently agreed that the Tribunal had no jurisdiction over CRI.

Management's Discussion & Analysis	Page 22 of 38
Three month period and year ended December 31, 2020

On January 15, 2019, Prospector and CGX agreed to a one (1) year suspension of the Arbitration. The arbitral tribunal indicated that the Arbitration would be stayed for 12 months from January 22, 2019 until January 22, 2020. The parties subsequently agreed to extend the suspension for a further year until January 22, 2021.

On January 23, 2021, Prospector formally provided notice of the end of the suspension and recommencement of the arbitration. The Company plans on bringing a significant counterclaim for breaches of contract. The hearing is scheduled to be held late first quarter 2022 and the award will follow thereafter. If the Company is not successful in defending the claim, and the counterclaim fails, then the Company may be liable for the sums sought, and, possibly, costs. See Note 9 to the consolidated financial statements for the years ended December 31, 2020 and 2019 for further information.

DIVIDENDS

The Company has neither declared nor paid any dividends on its common shares. The Company intends to retain its earnings, if any, to finance growth and expand its operation and does not anticipate paying any dividends on its common shares in the foreseeable future.

DISCLOSURE OF OUTSTANDING SHARE DATA

The following table sets forth information concerning the outstanding securities of the Company as at March 18, 2021:

Share Capital	Number
Shares	287,588,662

Options	14,760,000

See notes 13 and 19 to the consolidated financial statements for the years ended December 31, 2020 and 2019 for more detailed disclosure of outstanding share data.

Management's Discussion & Analysis	Page 23 of 38
Three month period and year ended December 31, 2020

ADDITIONAL DISCLOSURE FOR VENTURE ISSUERS WITHOUT SIGNIFICANT REVENUE

As at December 31,	2020	2019
	($)	($)
Exploration and evaluation expenditures:
Capitalized exploration costs (cumulative)	18,624,779	16,737,403
Total Assets	39,176,513	39,932,830

For the years ended December 31,	2020	2019
	($)	($)
Land & lease costs	316,653	450,000
Exploration: Intangible, drilling and other	(57,754)	7,167,168
Geophysical and administrative	1,628,477	6,588,636
Exploration and evaluation expenditures net additions for the year	1,887,376	14,205,804

Corporate Expenses for the years ended December 31,	2020	2019
	($)	($)
General and administrative	586,047	1,125,767
Interest expense	568,896	1,704,468
Management and consulting	1,608,904	1,683,431
Professional fees	439,043	176,983
Shareholders' information	54,641	53,609
Share based payments	2,793,001	1,565,000
Foreign exchange (gain)	(20,819)	(71,220)
	6,029,713	6,238,038

OFF-STATEMENT OF FINANCIAL POSITION ARRANGEMENTS

The Company has no off-statement of financial position arrangements.

RISKS AND UNCERTAINTIES

This section discusses risk and uncertainties of CGX, the parent company and all its subsidiaries. "CGX" and "the Company" or "the Corporation" in this section is therefore used in the context to the overall operations of the Parent and all subsidiaries.

Overview

The business of the Company consists of oil and gas exploration in Guyana, South America. There are a number of inherent risks associated with oil and gas exploration and development, as well as local, national and international economic and political conditions that may affect the success of CGX which are beyond CGX's control, particularly since its operations are located in a foreign country. Many of these factors involve a high degree of risk which a combination of experience, knowledge and careful evaluation may not overcome.

CGX has prioritized these risk factors. Readers are cautioned that this categorization is a subjective view of the Company and the categorization of these risk factors could change because of future events.

If any of the following risks materialize into actual events or circumstances or other possible additional risks and uncertainties of which the Company is currently unaware, or which it considers not to be material in relation to the Company's business, actually occur, the Company's assets, liabilities, financial condition, results of operations (including future results of operations), business and business prospects, are likely to be materially and adversely affected. In such circumstances, the price of the Company's securities could decline and investors may lose all or part of their investment.

Management's Discussion & Analysis	Page 24 of 38
Three month period and year ended December 31, 2020

Nature of Business and Stage of Development

An investment in CGX is subject to certain risks related to the nature of CGX's business and its early stage of development. There are numerous factors which may affect the success of CGX's business which are beyond CGX's control including local, national and international economic and political conditions. CGX's business involves a high degree of risk, which even a combination of experience, knowledge, and careful evaluation may not overcome. CGX's operations in Guyana have exposed CGX to risks that may not exist in domestic operations such as political, regulatory, contractual and currency risks. CGX has a limited history of operations and there can be no assurance that CGX's business will be successful or profitable or that commercial quantities of oil and/or natural gas will be discovered by CGX.

Going Concern

Given the uncertainty associated with the nature of offshore drilling activities, the cost associated with such activities and the Corporation's ability to obtain financing, the Corporation may not have sufficient cash flow to meet its operating requirements for a minimum of one year. The ability of the Corporation to continue as a going concern is dependent on securing additional financing, either through issuing additional equity and/or payments associated with a joint venture farm-out in the near future. There can be no assurance that the Corporation will be successful in obtaining the required financing as and when needed. The audited consolidated financial statements of CGX for the year ended December 31, 2020, which are filed on SEDAR, have been prepared by management on a going concern basis in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. The going concern basis of presentation assumes that CGX will continue in operation for the foreseeable future and be able to realize its assets and discharge its obligations in the normal course of business. Should CGX be unable to continue as a going concern, realization of assets and settlement of liabilities other than in the normal course of business may be at amounts significantly different from those in the financial statements and could cause the Corporation to reduce or terminate its proposed operations and cause the loss of some or all of the value of an investment in the Common Shares. While the Corporation believes in the viability of its strategy and, in its ability to raise additional funds, there can be no assurances to that effect.

Financing

The Corporation's future capital requirements on its existing assets exceed existing cash resources, which will require CGX to raise additional financing. The ability of CGX to arrange financing in the future will depend in part upon the prevailing capital market conditions, risks associated with international operations, as well as the business performance of CGX. This in turn could limit growth prospects in the short term or may require CGX to dedicate cash flow, dispose of properties or raise new equity to continue operations under circumstances of declining energy prices, poor drilling results, or economic or political dislocation in foreign countries. There can be no assurance that CGX will be successful in its efforts to arrange additional financing on terms satisfactory to CGX. This may be further complicated by the limited market liquidity for shares of smaller companies, such as CGX, which restricts access to investments by some institutional investors. If additional financing is raised by the issuance of shares from the treasury of CGX, control of CGX may change or be consolidated and/or shareholders may suffer additional dilution.

From time to time, CGX may enter into transactions to acquire assets or the shares of other corporations. These transactions may be financed partially or wholly with debt, which may temporarily increase CGX's debt levels above industry standards.

COVID-19

In March 2020, the World Health Organization declared the coronavirus outbreak a pandemic. The spread of COVID-19 has resulted in a challenging economic environment, with more volatile commodity prices, foreign exchange rates, and long-term interest rates. As there are many variables and uncertainties regarding the COVID-19 pandemic it is not possible to precisely estimate the potential impact of the COVID- 19 pandemic on the Company's financial condition and operations. This presents uncertainty and risk with respect to management's judgments, estimates and assumptions that affect the application of accounting policies.

Management's Discussion & Analysis	Page 25 of 38
Three month period and year ended December 31, 2020

The risk of a resurgence remains high and could result in continued fluctuations in the price of oil and natural gas products. The extent to which such events impact the Company's business and financial condition will depend on future developments, which are highly uncertain and cannot be predicted with any degree of confidence. Such events have had and could continue to have a material adverse effect on the Company's business and financial condition. Even after the COVID-19 pandemic has subsided, the Company may continue to experience materially adverse impacts to its business as a result of the pandemic's global economic impact

Exploration Risk

An investment in CGX is subject to certain risks related to the nature of CGX's business as an oil and gas exploration company. Petroleum exploration involves a high degree of risk and there is no assurance that expenditures made on exploration activities by CGX will result in the discoveries that are commercially or economically feasible or ultimately in production of hydrocarbons.

There is also no assurance that the Company will discover commercial quantities of oil and natural gas. Oil and natural gas exploration may involve unsuccessful efforts from dry wells or wells that are not economic for development and production. Completion of a well does not ensure a profit on the investment or recovery of drilling, completion and operating costs. The Company is exposed to a high level of exploration risk. The business of exploring for, developing or acquiring reserves is capital-intensive and is subject to numerous estimates and interpretations of geological and geophysical data. There can be no assurance the Company's exploration will result in proved reserves.

Drilling Risks and Other Operating Risks

CGX's operations are subject to all the operational risks inherent to offshore exploration and development of hydrocarbons and the drilling of wells, including, unsatisfactory performance of service providers engaged to carry out operations required for the drilling and analysis of wells, natural disasters, encountering unexpected formations or pressures, premature declines of reservoirs, invasion of water into producing formations, formations with abnormal pressures, mechanical problems with equipment, potential for substantial environmental damage, blow-outs, cratering, fires and spills, all of which could result in personal injuries, loss of life and damage to the property of CGX and others. In accordance with industry practice, CGX has normal and customary insurance coverage to address certain of these risks; however, the nature of these risks is such that liabilities could exceed policy limits, in which event the Corporation may incur significant costs. Additionally, such insurance may not be available in the future, may be price- prohibitive or contain limitations on liability that may not be sufficient to cover the full extent of such liabilities. There can be no assurance that CGX will be able to obtain the insurance coverage that it believes is appropriate. In addition, the risks to which CGX's operations are subject may not in all circumstances be insurable or, in certain circumstances, CGX may elect not to obtain insurance to deal with specific risks due to the high premiums associated with such insurance or other reasons. The payment of such uninsured liabilities would reduce the funds available to CGX for other purposes. CGX obtains insurance for its operations that it believes are appropriate for each specific activity, however, there can be no assurance that proceeds from such insurance will be sufficient to cover CGX's related losses.

The occurrence of a significant event that CGX is not fully insured against, or the non-payment by the insurer in connection with such event, could have a material adverse effect on CGX's financial position and/or its results of operations.

Offshore Operations

CGX is actively exploring for hydrocarbons off the coast of Guyana. Offshore operations involve a higher degree of risk than onshore operations due to the remoteness. Oil and natural gas exploration involve many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Fires and explosions on drilling rigs and other offshore platforms are more likely to result in personal injury, loss of life and damage to property due to the remote locations and time required for rescue personnel to get to the location. Blow-outs and spills are more likely to result in significant environmental damage to the marine environment and can be difficult to contain and difficult and expensive to remediate. There can be no assurance that these risks can be avoided. The occurrence of any of these events may have a materially adverse effect on the Corporation.

Management's Discussion & Analysis	Page 26 of 38
Three month period and year ended December 31, 2020

Seismic Data and Resource Estimates

There are numerous uncertainties inherent in estimating quantities of resources, including many factors beyond the control of the Corporation. When properly used and interpreted, seismic data and visualization techniques are important tools used to assist geoscientists in identifying sub-surface structures and indicators of hydrocarbons; however, these data do not allow the Corporation to know whether the hydrocarbons are present in the structures. Estimates of resources depend largely upon the reliability of available geological and engineering data and require certain assumptions to be made in order to assign resource volumes. Geological and engineering data is used to determine the probability that a reservoir of oil and/or natural gas exists at a particular location, and whether, and to what extent, such hydrocarbons are recoverable from the reservoir. Accordingly, the ultimate resources discovered by the Corporation may be significantly less than its estimates.

There is also no guarantee that the Prospective Resources attributed to each of the Corporation's PPLs will be discovered or become commercially viable. The Corporation's drilling activities may not be successful or may not be economically viable which may have a material adverse effect on the price of the Corporation's securities.

Reserves and Prospective Resources involve different risks associated with achieving commerciality. To be classified as reserves, estimated recoverable quantities must be associated with a project that has demonstrated commercial viability. In estimating reserves, proved reserves can be estimated with a high degree of certainty to be recoverable, while Prospective Resources are only potentially recoverable. For Prospective Resources, the chance of commerciality will be the product of the chance that a project will result in the discovery of petroleum multiplied by the chance that an accumulation will be commercially developed. By definition, reserves are commercially (and hence economically) recoverable. There is no guarantee that the Prospective Resources attributed to each of the Corporation's PPLs will be discovered, converted into reserves or become commercially viable.

Significant Capital Investments and Expenses

The oil and gas exploration and production industry is capital intensive and as accordingly the Corporation expects to have substantial expenditures as it continues to fulfill its commitments and explore for petroleum reserves. CGX has financed its prior exploration activities with funds obtained from offerings of securities completed in 2010 through 2014 as well as the Bridge Loan. CGX continues to explore financing mechanisms to allow the Corporation to meet future work commitments and to allow it to fully explore its existing petroleum prospecting licenses.

CGX's future cash flow for operations and financing is subject to a number of variables, including among others: (i) the Corporation's ability to locate or acquire reserves; (ii) the Corporation's ability to extract oil from such reserves; (iii) the ability to secure additional joint venture partners (iv) current financial market conditions and available liquidity in markets in which Common Shares are traded (see the "Financing" risk factor above); and (v) the prices for which any produced oil is sold.

Regulatory

Petroleum operations are subject to extensive controls and regulations imposed by various levels of government that may be amended from time to time such as extensive government regulation relating to price, taxes, royalties, land tenure, allowable production, the export of petroleum and many other aspects of the petroleum business. CGX's operations may require licences and permits from various governmental authorities. There can be no assurance CGX will be able to obtain all necessary licences and permits that may be required to carry out exploration and development at its projects. It is not expected that any of these controls or regulations will affect the operations of CGX in a manner materially different than they would affect other petroleum companies of similar size.

Environmental Regulation and Risks

Extensive national, state and local environmental laws and regulations in foreign jurisdictions affect nearly all of the operations of CGX. These laws and regulations set various standards regulating certain aspects of health and environmental quality, provide for penalties and other liabilities for the violation of such standards and establish in certain circumstances obligations to remediate current and former facilities and locations where operations are or were conducted. In addition, special provisions may be appropriate or required in environmentally sensitive areas of operation. There can be no assurance that CGX will not incur substantial financial obligations in connection with environmental compliance and that the cost of such compliance will not have a material adverse effect on CGX.

Management's Discussion & Analysis	Page 27 of 38
Three month period and year ended December 31, 2020

Significant liability could be imposed on CGX for damages, cleanup costs or penalties in the event of certain discharges into the environment, environmental damage caused by previous owners of properties purchased by CGX or non-compliance with environmental laws or regulations. Such liability could have a material adverse effect on CGX. Moreover, CGX cannot predict what environmental legislation or regulations will be enacted in the future or how existing or future laws or regulations will be administered or enforced. Compliance with more stringent laws or regulations, or more vigorous enforcement policies of any regulatory authority, could in the future require material expenditures by CGX for the installation and operation of systems and equipment for remedial measures, any or all of which may have a material adverse effect on CGX.

Environmental Protection

All phases of CGX's operations are subject to environmental regulation in the various jurisdictions in which it operates. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste.

In particular, CGX is subject to the Environmental Protection Act (Guyana) which provides for the management, conservation, protection and improvement of the environment, the prevention/control of pollution, the assessment of the impact of economic development on the environment and the sustainable use of natural resources and the matters incidental thereto or connected therewith. This legislation also mandates the creation of the Guyana Environmental Protection Agency (the "EPA") to implement compliance with the Environmental Protection Act (Guyana).

The Environmental Protection Act (Guyana) establishes a wide range of sanctions and penalties, both criminal and civil, for violations of the provisions of the Environmental Protection Act (Guyana). These sanctions and penalties include, but are not limited to:

• varying monetary fines or imprisonment depending on the gravity of the offence (if the offender has been convicted of an offence under the Environmental Protection Act (Guyana) and has benefited monetarily from the violation, a court may order a fine in an amount equal to the court's estimation of the amount of monetary benefits notwithstanding the maximum fine that may be imposed. To expedite settlement, authorized officers of the EPA, may by notice, offer the option of discharging liabilities in consideration of the offender making immediate payment to the EPA equal to two-thirds of the minimum penalty prescribed within 28 days of the date of the notice sent by the officer);

• suspension, cancellation or revocation of a permit or authorization;

• order to cease (or make no changes to) construction, operation, or other activities;

• prohibition notices (similar to an injunction);

• enforcement notices;

• mandating actions to prevent, ameliorate, correct, mitigate, restore or otherwise address environmental harm within a specified time;

• community service;

• order compensation to aggrieved persons; and

• injunctions (upon application to the High Court of Guyana).

To date, applicable environmental legislation has had no material financial or operational effects upon the operations of CGX.

A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to the potential impact of climate change, such as regulation relating to emission levels. If the current regulatory trend continues, this may result in increased cost at some of CGX's operations. In addition, the physical effect of climate change, such as extreme weather conditions, natural disasters, resource shortages, changing sea levels and changing temperatures, could have an adverse financial impact on operations located in the regions where these conditions occur.

Management's Discussion & Analysis	Page 28 of 38
Three month period and year ended December 31, 2020

Contingencies

Contingent liabilities are possible obligations whose existence will be confirmed only on the occurrence or non-occurrence of uncertain future events outside the Company's control, or present obligations that are not recognized because either it is not probable that an outflow of economic benefits would be required to settle the obligation or the amount cannot be measured reliably. Contingent liabilities are not recognized but are disclosed and described in the notes to the consolidated financial statements, including an estimate of their potential financial effect and uncertainties relating to the amount or timing of any outflow, unless the possibility of settlement is remote. In assessing loss contingencies related to any claims that may result in proceedings, the Company, with assistance from its legal counsel, evaluates the perceived merits of any such claims as well as the perceived merits of the amount of relief sought or expected to be sought.

Litigation

In the normal course of the Corporation operations, it may become involved in, named as a party to, or be the subject of, various legal proceedings, including regulatory proceedings, tax proceedings and legal actions. The outcome of outstanding, pending or future proceedings cannot be predicted with certainty and may be determined adversely to the Corporation and, as a result, could have a material adverse effect on the Corporation's assets, liabilities, business, financial condition and results of operations. Even if the Corporation prevails in any such legal proceedings, the proceedings could be costly and time-consuming and may divert the attention of management and key personnel from business operations, which could have an adverse affect on the Corporation's financial condition.

Availability of Equipment

Petroleum exploration and development activities are dependent on the availability of drilling and related equipment in the particular areas where such activities will be conducted. Demand for a rig suitable for the contemplated drilling activities of the Corporation or access restrictions may affect the availability of such equipment to the Corporation and may delay exploration and development activities.

Industry Conditions

The marketability and price of oil and natural gas which may be acquired or discovered by CGX will be affected by numerous factors beyond the control of CGX. The ability of CGX to market any oil or natural gas discovered by it may depend upon its ability to access third party transportation, processing facilities and acquiring space on pipelines which deliver oil and natural gas to commercial markets. CGX is also subject to market fluctuations in the prices of petroleum, uncertainties related to the delivery and proximity of its reserves to pipelines and processing facilities, operational problems with such pipelines and facilities and extensive government regulation relating to prices, taxes, royalties, land tenure, allowable production, the export of petroleum and many other aspects of the petroleum business.

The petroleum industry is subject to varying environmental regulations in each of the jurisdictions in which CGX may operate. Environmental regulations place restrictions and prohibitions on emissions of various substances produced concurrently with petroleum and can impact on the selection of drilling sites and facility locations, potentially resulting in increased capital expenditures.

CGX may be responsible for costs associated with abandoning and reclaiming wells, facilities and pipelines which are used for production of oil and gas reserves. Abandonment and reclamation of these facilities and the costs associated therewith if often referred to as "decommissioning." If decommissioning is required before economic depletion of the properties or if the estimates of the costs of decommissioning exceed the value of the reserves remaining at any particular time to cover such decommissioning costs, CGX may have to draw on funds from other sources to satisfy such costs. The use of other funds to satisfy such decommissioning costs could impair the ability to focus capital investment in other areas of the business.

Management's Discussion & Analysis	Page 29 of 38
Three month period and year ended December 31, 2020

Common Share Price Volatility

Many factors influence the volatility in the trading price of the common shares, including changes in the economy or in the financial markets, industry related developments, and the impact of changes in CGX's daily operations. Changes in each of these factors could lead to increased volatility in the market price of the common shares. In addition, variations in earnings estimates by securities analysts and the market prices of the securities of CGX's competitors may also lead to fluctuations in the trading price of the common shares.

To the extent that any issued and outstanding common shares are sold into the market, there may be an oversupply of shares and an undersupply or purchasers. If this occurs, the market price for the common shares may decline significantly and investors may be unable to sell their share as a profit, or at all.

Fluctuations in Foreign Currency Exchange Rates

All of CGX's operations are located in foreign jurisdictions. Fluctuations in the United States dollar and the Guyanese dollar exchange rates may cause a negative impact on revenue and costs and could have a material adverse impact on CGX's operations.

Expiry and/or Termination of Petroleum Agreements and Licenses

CGX's interests are held by way of participating interests in PPLs governed by PAs. If CGX, or its joint licensees under an applicable PA or PPL, fail to meet the specific requirement(s) of a particular PA or PPL its interest may terminate or expire. There can be no assurance that any of the obligations required to maintain the Corporation's interests will be met or that CGX will not lose any of its participating interests in such petroleum agreements and licenses. While CGX believes it has reviewed and evaluated all licenses in a manner consistent with industry practices of foreign subsidiaries, such reviews and evaluations may not necessarily reveal all existing potential liabilities beforehand, causing CGX to incur losses.

Political Risks

The majority of CGX's current operations are presently conducted in Guyana, South America and as such, CGX's operations are exposed to various levels of political, economic and other risks and uncertainties. These risks and uncertainties vary from country to country and include, but are not limited to: currency exchange rates; high rates of inflation; labour unrest; border disputes between countries; renegotiation or nullification of existing concessions, licences, permits and contracts; changes in taxation policies; restrictions on foreign exchange; changing political conditions; currency controls and governmental regulations that favour or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.

Future political actions cannot be predicted and may adversely affect CGX. Changes, if any, in petroleum or investment policies or shifts in political attitude in the country of Guyana and border disputes affecting CGX's rights to explore and develop for oil and gas may adversely affect CGX's business, results of operations and financial condition. Future operations may be affected in varying degrees by government regulations with respect to, but not limited to, restrictions on production, price controls, export controls, currency remittance, income taxes, foreign investment, maintenance of claims, environmental legislation, land use, land claims of local people and water use. The possibility that future governments may adopt substantially different policies, which may extend to the expropriation of assets, cannot be ruled out.

Failure to comply strictly with applicable laws or regulations relating to the petroleum regime could result in loss, reduction or expropriation of entitlements. The occurrence of these various factors and uncertainties cannot be accurately predicted and could have an adverse effect on CGX's consolidated business, results of operations and financial condition.

Further risks include, but are not limited to, changes in mining or investment policies, corruption, hostage takings, opposition to mining from environmental or other non-governmental organizations or shifts in political attitude that may adversely affect the business. While CGX works to mitigate its exposure to potential country risk events, the impact of any such event is mostly not under CGX's control, is highly uncertain and unpredictable and will be based on specific facts and circumstances. As a result, CGX can give no assurance that it will not be subject to any political or country risk event, directly or indirectly, in the jurisdictions in which it operates.

Management's Discussion & Analysis	Page 30 of 38
Three month period and year ended December 31, 2020

CGX's operations may also be adversely affected by laws and policies of Canada affecting foreign trade, investment, and taxation.

Risks of Foreign Operations

CGX's material petroleum assets and operations are located in Guyana. As such, CGX is subject to political, economic, contractual, regulatory and social uncertainties or social instability, including, but not limited to, renegotiation or nullification of existing agreements and licenses, expropriation of property without fair compensation, changes in energy policies or the personnel administering them, nationalization, currency fluctuations and devaluations, exchange controls and royalty and tax increases, changes in taxation policies, economic sanctions, social instability and other risks arising out of foreign governmental sovereignty over the areas in which CGX's operations are conducted. These uncertainties, all of which are beyond CGX's control, could have a material adverse effect on CGX's business, prospects and results of operations.

Infrastructure development in Guyana where the Corporation operates is limited. If any infrastructure or systems failures occur or do not meet the requirements of CGX, CGX's operations may be significantly hampered which could result in delayed, postponed or cancelled petroleum operations, lower production and sales and/or higher costs. These factors may affect the Corporation's ability to explore and develop its properties in a timely manner and to store and transport its petroleum production if reserves are located.

Different Legal System and Litigation

CGX's operations may also be adversely affected by laws and policies of Canada affecting foreign trade, investment, and taxation, including proposed amendments to the Income Tax Act (Canada) relating to the taxation of foreign affiliates announced on August 19, 2011.

CGX's oil production and exploration activities are located in countries with legal systems that in various degrees, differ from that of Canada. Rules, regulations and legal principles may differ both relating to matters of substantive law and in respect of such matters as court procedure and enforcement. This means that CGX's ability to exercise or enforce its rights and obligations may differ between countries and also from what would have been the case if such rights and obligations were subject to Canadian law and jurisdiction.

In the event of a dispute arising in connection with CGX's operations in Guyana, CGX may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdictions of the courts of Canada or enforcing Canadian judgments in such other jurisdictions. CGX may also be hindered or prevented from enforcing its rights with respect to a governmental entity because of the doctrine of sovereign immunity. Accordingly, CGX's exploration and development activities in Guyana could be substantially affected by factors beyond CGX's control, any of which could have a material adverse effect on CGX.

Cost Overruns

Projecting the costs of exploratory drilling programs is difficult due to the inherent uncertainties of drilling in unknown formations, the costs associated with encountering various drilling conditions (such as over- pressured zones and tools lost in the hole), weather related factors and changes in drilling plans and locations as a result of prior exploratory wells or additional technical data and interpretations. Accordingly, there may be changes in estimated costs associated with drilling projects.

In addition, due to the stage of development of the oil and gas industry in Guyana, it is difficult to estimate costs, including infrastructure improvement costs, transportation costs (including truck, river barge and helicopter costs) and production costs for CGX's exploration and development plans for some of its properties.

Management's Discussion & Analysis	Page 31 of 38
Three month period and year ended December 31, 2020

CGX's difficulty estimating these costs could affect the commerciality of the resources and reserves discovered on its properties or any other properties CGX may acquire from time to time, the economic viability of CGX's products and the ability of CGX to transport its products to market.

No Reserves

CGX does not know if any of its exploration prospects will contain petroleum in quantities or quality that are sufficient to recover the costs of drilling and exploration, or to be economically viable. Currently there are no reserves associated with CGX's petroleum licenses in Guyana. CGX has identified exploration prospects based on seismic and geological information that indicates the possible presence of petroleum. However, the areas in which CGX has decided to drill may not produce petroleum in commercial quantities or quality, or may not contain petroleum at all. The future value of CGX is dependent on the success or otherwise of CGX's activities which are principally directed toward the further exploration, appraisal and development of its assets in Guyana. CGX has a right to explore and appraise such assets in Guyana but does not have a right to produce the same until such time as reserves discovered thereon are determined to be commercial. Exploration for and appraisal and development of petroleum reserves are speculative and involve a significant degree of risk. There is no guarantee that exploration or appraisal of the Guyana assets will lead to a commercial discovery or, if there is commercial discovery, that CGX will be able to realize such reserves as intended. Few properties that are explored are ultimately produced. If at any stage CGX is precluded from pursuing its exploration or development programs, or such programs are otherwise not continued, CGX's business, financial condition and/or results of operations and, accordingly, the trading price of the Common Shares, is likely to be materially adversely affected.

Future Drilling and Development

Future oil and natural gas exploration may involve unprofitable efforts, not only from dry wells, but also from wells that are productive but do not produce sufficient petroleum substances to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs.

Development of any potential discovery may be affected by increased costs, the cost of capital and other political or environmental factors. For example, the unavailability or high cost of drilling rigs, or other essential equipment, material or personnel could have a negative impact on the ability of the Corporation to economically develop future reserves. Additionally, engineering complications, political events, social unrest or natural disasters could delay or prevent a development project. Additionally, the cost of budgeting for such projects may be difficult.

Negative Operating Cash Flow

The Corporation had negative operating cash flow for its financial years ended December 31, 2020 and 2019 and for all years since inception in 1998. Until such time as the Corporation is able to produce oil and gas from its interest in PPLs, the Corporation does not expect to have any positive cash flow. To the extent that the Corporation has negative cash flow in future periods, the Corporation will need to deploy a portion of its cash reserves to fund such negative cash flow.

Financial Markets

In the future, the Corporation may require further debt financing to grow its business. Distress in financial markets could diminish the amount of financing available to companies and could significantly increase the Corporation's costs associated with borrowing. The Corporation's liquidity and its ability to access the credit or capital markets may also be adversely affected by changes in the financial markets and the global economy and could make it more difficult for the Corporation to access capital, sell assets, refinance existing indebtedness, enter into agreements for new indebtedness or obtain funding through the issuance of securities.

Foreign Subsidiaries

CGX conducts operations through its Bahamian, Guyanese and Barbadian subsidiaries. Therefore, to the extent of operations conducted by such subsidiaries, CGX will be dependent on the cash flows of these subsidiaries to meet its obligations. The ability of its subsidiaries to make payments to CGX may be constrained by: (i) the level of taxation, particularly corporate profits and withholding taxes, in the jurisdiction in which the subsidiary operates and any changes in tax laws or treaties; and (ii) the introduction of exchange controls or repatriation restrictions or the availability of hard currency to be repatriated.

Management's Discussion & Analysis	Page 32 of 38
Three month period and year ended December 31, 2020

Need to Discover or Acquire Reserves

CGX's ability to achieve commercial production, and therefore its cash flows and earnings, are highly dependent upon CGX discovering or acquiring reserves through acquisitions, joint ventures or investments. To the extent that cash flow from operations is insufficient and external sources of capital become limited or unavailable, CGX's ability to make the necessary capital investments to expand its petroleum reserves will be impaired. There can be no assurance that CGX will be able to find and develop or acquire reserves at commercially feasible costs. Even if such acquisitions, joint ventures or investments are consummated, CGX may not realize any anticipated benefits from them.

Future acquisitions, joint ventures and investments may result in the incurrence of additional debt, contingent liabilities and amortization expenses related to goodwill and other intangible assets and increased capital expenditures, interest and other costs, any of which could have a material adverse effect on CGX's financial condition and operating results by reducing its net profit, or increasing its total liabilities, or both. Any of these factors could adversely affect CGX's business, financial condition, results of operations or prospects.

Assessments of Value of Acquisitions

Acquisitions of petroleum companies and petroleum assets are typically based on engineering and economic assessments made by independent engineers and the acquiror's own assessments. These assessments will include a series of assumptions regarding such factors as recoverability and marketability of petroleum, future prices of petroleum and operating costs, future capital expenditures and royalties and other government levies which will be imposed over the producing life of the reserves. Many of these factors are subject to change and are beyond CGX's control. In particular, the prices of, and markets for, petroleum products may change from those anticipated at the time of making such assessment. In addition, all such assessments involve a measure of geologic and engineering uncertainty which could result in lower production and reserves than anticipated. Initial assessments of acquisitions may be based on reports by a firm of independent engineers that are not the same as the firm that CGX may use for its year-end resource and reserve evaluations. Because each of these firms may have different evaluation methods and approaches, these initial assessments may differ significantly from the assessments of the firm used by CGX. Any such instance may offset the return on and value of the offered shares.

Operational Dependence

Other companies in future may operate some of the PPLs in which the Corporation has an interest in order to share risks associated with those operations. As a result, the Corporation may have limited ability to exercise influence over the operation of those activities or their associated costs, which could adversely affect the Corporation's financial performance. The Corporation's return on interests operated by others therefore depends upon a number of factors that may be outside of the Corporation's control, including the timing and amount of capital expenditures, the operator's expertise and financial resources, the approval of other participants, the selection of technology and risk management practices. Additionally, fraud, misconduct, lack of compliance with applicable laws and regulations by or on behalf of one or more of our partners or co-working interest owners could potentially have a negative impact on CGX's business and reputation.

Tax Risks

CGX operates in several countries and is therefore subject to different forms of taxation in various jurisdictions throughout the world, including but not limited to, property tax, income tax, withholding tax, commodity tax, social security and other payroll related taxes, foreign currency and capital repatriation laws. An unfavorable interpretation of the current tax legislation could have a material adverse effect on the profitability of CGX or may lead to disagreements with tax authorities regarding the interpretation of tax law.

Management's Discussion & Analysis	Page 33 of 38
Three month period and year ended December 31, 2020

Tax law and administration is extremely complex and often requires CGX to make subjective determinations. CGX must make assumptions about, but not limited to, the tax rates in various jurisdictions, the effect of tax treaties between jurisdictions and taxable income projections due to tax law and its administration which are extremely complex. To the extent that such assumptions differ from actual results, or if such jurisdictions were to change or modify such laws or the current interpretation thereof, CGX may have to record additional tax expenses and liabilities, including interest and penalties. Moreover, there is a risk in which the countries where CGX operates may change their current tax regime with little prior notice or that the tax authorities in these jurisdictions may attempt to claim tax on the global revenues of CGX.

Title to Properties and Assets

Title reviews have been conducted on CGX's existing properties and to the knowledge of CGX, CGX has good title to its existing properties and in accordance with industry standards, title reviews are conducted prior to the purchase of most petroleum producing properties or the commencement of drilling wells. Such reviews do not guarantee or certify that an unforeseen defect in the chain of title will not arise to defeat the claim of CGX which could result in the loss of title and a reduction of the revenue received by CGX.

Third Party Credit Risk

CGX is or may be exposed to third party credit risk through its contractual arrangements with its current or future joint venture partners, or other parties. In the event such entities fail to meet their contractual obligations to CGX, such failures could have a material adverse effect on CGX and its cash flow from operations.

Competition

Competition could adversely affect CGX's performance. The petroleum industry is characterized by intense competition and CGX competes directly with other companies that have greater technical and financial resources. Many of these competitors not only explore for and produce petroleum but also carry on refining operations and market petroleum and other products on an international basis. The industry also competes with other industries who supply non-petroleum energy products.

The oil and gas industry is characterized by rapid and significant technological advancements and introductions of new products and services utilizing new technologies. Other oil and gas companies may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before the Corporation does. There can be no assurance that the Corporation will be able to respond to such competitive pressures and implement such technologies on a timely basis or at an acceptable cost. One or more of the technologies currently utilized by the Corporation or implemented in the future may become obsolete. In such case, the Corporation's business, financial condition and results of operations could be materially adversely affected. If the Corporation is unable to utilize the most advanced commercially available technology, the Corporation's business, financial condition and results of operations could be materially adversely affected.

Potential Conflicts of Interest

There are potential conflicts of interest to which some of the directors and officers of CGX will be subject in connection with the operations of CGX. Some of the directors and officers are engaged and will continue to be engaged in the search of petroleum interests on their own behalf and on behalf of other corporations, and situations may arise where the directors and officers will be in direct competition with CGX. Conflicts of interest, if any, which arise will be subject to and be governed by procedures prescribed by the OBCA which requires a director or officer of a corporation who is a party to or is a director or an officer of or has a material interest in any person or company who is a party to a material contract or proposed material contract with CGX, to disclose his interest and to refrain from voting on any matter in respect of such contract unless otherwise permitted under the OBCA.

Reliance on and Availability of Personnel

The Corporation is dependent upon the continued support and involvement of a number of key management personnel. The loss of the services of one or more of such personnel could have a material adverse effect on the Corporation. The Corporation's ability to manage its exploration and development activities and, hence, its success, will depend in large part on the efforts of these individuals.

Management's Discussion & Analysis	Page 34 of 38
Three month period and year ended December 31, 2020

The competition for qualified personnel in the petroleum industry is intense and there can be no assurance that the Corporation will be able to continue to attract and retain all personnel necessary for the development and operation of its business. Investors must rely upon the ability, expertise, judgment, discretion, integrity and good faith of the management of CGX, as the case may be.

Ability to Sustain and Manage Growth

CGX's ability to grow depends on a number of factors, many of which are beyond CGX's control, such as commodity prices, the ability of mining companies to raise financing and the demand for raw materials from large, emerging economies. CGX is also subject to a variety of business risks generally associated with growing companies. Future growth and expansion could place a strain on the management team and will likely require the recruitment of additional management resources.

There is no guarantee that CGX will be able to:

• manage expanding operations (including any acquisitions) effectively;

• sustain or accelerate growth or ensure that growth results in profitable operations;

• attract and retain sufficient management resources necessary for continued growth; or

• complete successful strategic investments and acquisitions.

The failure to accomplish any of these goals could have an adverse effect on our business and growth prospects.

Business Interruptions

Business interruptions may result from a variety of factors, including regulatory intervention, delays in necessary approvals and permits, health and safety issues, personnel issues or logistics issues. Any business interruptions could have an adverse impact on CGX's business.

Reputational Risk

Any negative publicity, whether true or not, would be a risk to our reputation, and could cause a decline in our customer base, with an adverse impact on our business. As every risk we face could have an impact on our reputation, reputational risk cannot be managed in isolation from other types of risk. It is vital that every employee and representative of CGX upholds our strong reputation by complying with all applicable policies, legislation and regulations as well as by creating positive experiences with our customers, stakeholders and the public.

Corruption, Bribery and Fraud

CGX is required to comply with applicable laws in other jurisdictions, which prohibit companies from engaging in bribery or other prohibited payments or gifts to foreign public officials for the purpose of retaining or obtaining business. CGX's policies mandate compliance with these laws. However, there can be no assurance that the policies and procedures and other safeguards that CGX has implemented in relation to its compliance with these laws will be effective or that CGX employees, agents, suppliers or other industry partners have not engaged or will not engage in such illegal conduct for which CGX may be held responsible. Violations of these laws could disrupt CGX's business and result in a material adverse effect on its business and operations.

Breach of Confidentiality

While discussing potential business relationships or other transactions with third parties, CGX may disclose confidential information relating to CGX's business, operations or affairs. Although confidentiality agreements are generally signed by third parties prior to the disclosure of confidential information, a breach could put CGX at competitive risk and may cause significant damage to CGX's business. The harm to CGX's business from a breach of confidentiality cannot presently be quantified, but may be material and may not be compensable in damages. There is no assurance that, in the event of a breach of confidentiality, CGX will be able to obtain equitable remedies, such as injunctive relief, from a court of competent jurisdiction in a timely manner, if at all, in order to prevent or mitigate any damage to CGX 's business that such a breach of confidentiality may cause.

Management's Discussion & Analysis	Page 35 of 38
Three month period and year ended December 31, 2020

Cyber-Security Risk

While information systems are integral to supporting CGX's business, due to the nature of CGX's services, it is not considered to be subject to the same level of cyber security risks as companies operating in sectors where sensitive information is at the core of their business. Nevertheless, CGX is potentially exposed to risks ranging from internal human error to uncoordinated individual attempts to gain unauthorized access to its information technology systems, to sophisticated and targeted measures directed at CGX and its systems, clients or service providers. Any such disruptions in CGX's systems or the failure of the systems to operate as expected could, depending on the magnitude of the problem, result in the loss of client information, a loss of current or future business, reputational harm and/or potential claims against CGX, all of which could have an adverse effect on CGX's business, financial condition and operating results. CGX continues to enhance its efforts to mitigate these risks.

Dilutive Effects on Holders of Common Shares

The Corporation expects to issue common shares and warrants that will entitle the holder thereof to purchase common shares pursuant to the subscription agreements referred to above. Accordingly, holders of common shares may suffer dilution.

Significant Shareholders

Frontera holds 212,392,155 common shares representing approximately 73.85% of the issued and outstanding common shares on an undiluted basis. Frontera has the voting power to influence the outcome of all corporate transactions or other matters requiring the approval of CGX's shareholders, including a merger, a business combination or the sale of all or substantially all of CGX's assets. This influence may limit the price that investors are willing to pay for common shares or discourage third parties from making a tender offer or takeover bid to acquire any or all of the outstanding common shares. In addition, there exists the potential that Frontera may sell its common shares in the public market (commonly referred to as "market overhang"), these shares as well as any actual sales of such common shares in the public market, could adversely affect the market price of the common shares.

Enforcement of Civil Liabilities

Substantially all of the assets of the Corporation are located outside of Canada and certain of the directors and officers of the Corporation are currently resident outside of Canada. As a result, it may be difficult or impossible to enforce judgments granted by a court in Canada against the assets of the Corporation or the directors and officers of the Corporation residing outside of Canada.

No Record of Dividends

CGX has not paid dividends and it is unlikely to pay dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of the Board and will depend upon, among other things, CGX's results of operations, financial condition, contractual restrictions, capital expenditure and working capital requirements, restrictions imposed by applicable law and other factors the Board deems relevant.

Geographic Concentration

CGX's assets are in the Guyana Suriname Basin in Guyana. As a result of this geographic concentration, CGX may be disproportionately exposed to the effect of regional supply and demand factors and delays or interruptions in exploration in this area caused by changes in governmental regulation, political or social conditions or weather or other localized events.

Management's Discussion & Analysis	Page 36 of 38
Three month period and year ended December 31, 2020

Alternatives to and Changing Demand for Hydrocarbon Products

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas, and technological advances in fuel economy and energy generation devices could reduce the demand for crude oil and other liquid hydrocarbons. The Corporation cannot predict the impact of changing demand for oil and natural gas products, and any major changes may have a material adverse effect on the Corporation's business, financial condition, results of operations and cash flows.

Forward-Looking Statements May Prove Inaccurate

Shareholders and investor are cautioned not to place undue reliance on forward-looking statements and other future looking financial information. By their nature, forward-looking statements and information involve numerous assumptions, known and unknown risks and uncertainties, of both a general and specific nature, that could cause actual results to differ materially from those suggested by the forward-looking statements or information or contribute to the possibility that predictions, forecasts or projections will prove to be materially inaccurate.

Evaluation of Disclosure Controls and Procedures and Internal Control over Financial Reporting

Disclosure controls and procedures ("DC&P"), as defined in National Instrument 52-109 - Certification of Disclosure in Issuers' Annual and Interim Filings, are designed to provide reasonable assurance that information required to be disclosed in its annual filings, interim filings or other reports filed or submitted by the Company under securities legislation is recorded, processed, summarized and reported within the time periods specified in the securities legislation and include controls and procedures designed to ensure that information required to be disclosed by the Company in its annual filings, interim filings or other reports filed or submitted under securities legislation is accumulated and communicated to the Company's management, including the Chief Executive Officer and the Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Internal control over financial reporting ("ICFR"), as defined in National Instrument 52-109, includes those policies and procedures that:

1) Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets of CGX;

2) Are designed to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with the accounting principles used to prepare CGX's financial statements and that receipts and expenditures of CGX are being made only in accordance with authorizations of management and directors of CGX; and

3) Are designed to provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company's assets that could have a material effect on the annual financial statements or interim financial reports.

Management assessed the effectiveness of the design of the Company's internal controls over financial reporting as of December 31, 2020.

Based on this assessment, the officers concluded that as of December 31, 2020, CGX maintained effectively designed ICFR. It should be noted that while CGX's officers believe that the Company's controls provide a reasonable level of assurance with regard to their effectiveness, they do not expect that the DC&P and ICFR will prevent all errors and fraud. A control system, no matter how well conceived or operated, can provide only reasonable, but not absolute, assurance that the objectives of the control system are met.

There have been no significant changes to the Company's DC&P and ICFR for the year ended December 31, 2020.

Management's Discussion & Analysis	Page 37 of 38
Three month period and year ended December 31, 2020

OTHER INFORMATION

This MD&A of the financial position and results of operation as at December 31, 2020, should be read in conjunction with the Company's audited consolidated financial statements and related notes for the years ended December 31, 2020 and 2019. Additional information is accessible at the Company's website www.cgxenergy.com or through the Company's public filings available on SEDAR at www.sedar.com.

MANAGEMENT'S RESPONSIBILITY

Management is responsible for all information contained in this MD&A. The audited consolidated financial statements have been prepared in accordance with International Financial Reporting Standards and include amounts based on management's informed judgments and estimates. The financial and operating information included in this MD&A is consistent with that contained in the audited consolidated financial statements in all material aspects.

Management maintains internal controls to provide reasonable assurance that financial information is reliable and accurate and assets are safeguarded.

March 18, 2021

"signed" Suresh Narine	"signed" Tralisa Maraj

Suresh Narine, Executive Chairman	Tralisa Maraj, Chief Financial Officer
and Executive Director (Guyana)

Management's Discussion & Analysis	Page 38 of 38
Three month period and year ended December 31, 2020